EXHIBIT 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

EVOLUTION PETROLEUM CORPORATION, EVOLUTION PETROLEUM OK, INC.,
NGS TECHNOLOGIES, INC., EVOLUTION ROYALTIES, INC., and
EVOLUTION PETROLEUM WEST, INC., as Borrowers

MIDFIRST BANK, as Sole Lead Arranger and Sole Book Runner

MIDFIRST BANK, as Administrative Agent and Issuing Bank

AND

THE LENDERS SIGNATORY HERETO

June 30, 2025

REVOLVING LINE OF CREDIT FACILITY
WITH LETTER OF CREDIT SUBLIMIT
$200,000,000

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS1

Section 1.1Definitions1

Section 1.2Accounting Matter28

Section 1.3Letter of Credit Amounts28

Section 1.4Other Definitional Provisions28

Section 1.5Interpretative Provision29

Section 1.6Times of Day29

Section 1.7Other Loan Documents29

Section 1.8Divisions29

Section 1.9Rates29

Article 2 THE COMMITMENTS AND CREDIT EXTENSIONS30

Section 2.1The Loans30

Section 2.2Letters of Credit30

Section 2.3Fees37

Section 2.4Payments Generally; Administrative Agent’s Clawback38

Section 2.5Evidence of Debt39

Section 2.6Cash Collateral39

Section 2.7Interest; Payment Terms40

Section 2.8Voluntary Termination or Reduction of Commitments; Prepayments43

Section 2.9Borrowing Base43

Article 3 TAXES, YIELD PROTECTION AND INDEMNITY46

Section 3.1Increased Costs46

Section 3.2Suspension Notice47

Section 3.3Taxes48

Section 3.4Compensation for Losses51

Section 3.5Mitigation of Obligations; Replacement of Lenders52

Section 3.6Survival53

Article 4 SECURITY53

Section 4.1Mortgaged Properties53

Section 4.2Collateral53

Section 4.3Setoff53

Section 4.4Authorization to File Financing Statements54

Article 5 CLOSING REQUIREMENTS; CONDITIONS PRECEDENT54

Section 5.1Closing Date54

Section 5.2All Extensions of Credit57

Section 5.3Conditions for the Benefit of Lenders57

Article 6 REPRESENTATIONS AND WARRANTIES57

Section 6.1Entity Existence58

i

Section 6.2Financial Statements; Etc58

Section 6.3Action; No Breach58

Section 6.4Operation of Business58

Section 6.5Litigation and Judgments58

Section 6.6Rights in Properties; Liens59

Section 6.7Enforceability59

Section 6.8Approvals59

Section 6.9Taxes59

Section 6.10Use of Proceeds; Margin Securities60

Section 6.11ERISA60

Section 6.12Disclosure60

Section 6.13Subsidiaries61

Section 6.14Other Agreements61

Section 6.15Compliance with Laws61

Section 6.16[Intentionally Omitted]61

Section 6.17Regulated Entities61

Section 6.18Environmental Matters61

Section 6.19Intellectual Property62

Section 6.20Foreign Assets Control Regulations and Anti-Money Laundering62

Section 6.21Patriot Act62

Section 6.22Insurance62

Section 6.23Solvency62

Section 6.24Collateral Documents62

Section 6.25Businesses63

Section 6.26Labor Matters63

Section 6.27Gas Balancing Agreements and Advance Payment Contracts63

Section 6.28Material Agreements63

Section 6.29Hedging Agreements and Transactions63

Section 6.30[Intentionally Omitted]63

Section 6.31Foreign Operations63

Section 6.32No Default63

Section 6.33Affected Financial Institution63

Article 7 AFFIRMATIVE COVENANTS63

Section 7.1Reporting Requirements64

Section 7.2Maintenance of Existence; Conduct of Business66

Section 7.3Maintenance and Operation of Properties66

Section 7.4Taxes and Claims67

Section 7.5Insurance67

Section 7.6Inspection Rights68

Section 7.7Keeping Books and Records68

Section 7.8Compliance with Laws68

Section 7.9Compliance with Agreements68

Section 7.10Further Assurances68

Section 7.11Deposit Accounts69

Section 7.12Additional Guarantors69

Section 7.13Title Information70

Section 7.14Hedging Transactions70

Article 8 NEGATIVE COVENANTS70

Section 8.1Debt71

Section 8.2Limitation on Liens72

Section 8.3Corporate Changes73

Section 8.4Restricted Payments74

Section 8.5Loans and Investments74

Section 8.6[Intentionally Omitted]75

Section 8.7Transactions With Affiliates75

Section 8.8Disposition of Assets75

Section 8.9Sale and Leaseback76

Section 8.10Payment of Other Debt76

Section 8.11Nature of Business76

Section 8.12[Intentionally Omitted]77

Section 8.13Accounting; Accounts77

Section 8.14Burdensome Agreements77

Section 8.15[Intentionally Omitted]77

Section 8.16Amendments of Constituent Documents77

Section 8.17Hedging Agreements and Transactions77

Section 8.18[Intentionally Omitted]78

Section 8.19OFAC78

Section 8.20Use of Proceeds78

Section 8.21No International Operations78

Article 9 FINANCIAL COVENANTS78

Section 9.1Leverage Ratio78

Section 9.2Current Ratio79

Section 9.3Consolidated Tangible Net Worth79

Article 10 DEFAULT79

Section 10.1Events of Default79

Section 10.2Remedies Upon Default81

Section 10.3Application of Funds81

Section 10.4Performance by Administrative Agent82

Article 11 AGENCY82

Section 11.1Appointment and Authority82

Section 11.2Rights as a Lender83

Section 11.3Exculpatory Provisions83

Section 11.4Reliance by Administrative Agent84

Section 11.5Delegation of Duties84

Section 11.6Resignation of Administrative Agent85

Section 11.7Non-Reliance on Administrative Agent and Other Lenders86

Section 11.8Administrative Agent May File Proofs of Claim86

Section 11.9Collateral and Guaranty Matters87

Section 11.10Bank Product Agreements87

Section 11.11No Other Duties, Etc88

Section 11.12Certain ERISA Matters88

Section 11.13Erroneous Payments89

Section 11.14Credit Bidding91

Article 12 MISCELLANEOUS92

Section 12.1Expenses92

Section 12.2INDEMNIFICATION93

Section 12.3Limitation of Liability94

Section 12.4No Duty95

Section 12.5Lenders Not Fiduciary95

Section 12.6Equitable Relief95

Section 12.7No Waiver; Cumulative Remedies95

Section 12.8Successors and Assigns96

Section 12.9Survival99

Section 12.10Amendment99

Section 12.11Notices100

Section 12.12Governing Law; Venue; Service of Process101

Section 12.13Counterparts102

Section 12.14Severability102

Section 12.15Headings102

Section 12.16Construction102

Section 12.17Independence of Covenants102

Section 12.18WAIVER OF JURY TRIAL102

Section 12.19Additional Interest Provision103

Section 12.20USA Patriot Act Notice104

Section 12.21Defaulting Lenders104

Section 12.22Sharing of Payments by Lenders106

Section 12.23Payments Set Aside106

Section 12.24Confidentiality107

Section 12.25Electronic Execution of Assignments and Certain Other Documents107

Section 12.26Intercreditor Agreement107

Section 12.27Acknowledgement and Consent to Bail-In of EEA Financial Institutions108

Section 12.28Acknowledgement Regarding Any Supported QFCs108

Section 12.29Joint and Several Liability109

Section 12.30NOTICE OF FINAL AGREEMENT110

INDEX TO SCHEDULES

Schedule	Description of Schedule	Section

2.1	Commitments and Applicable Percentages	2.1
6.5	Litigation and Judgments	6.5
6.13	Subsidiaries	6.13
6.18	Environmental Matters	6.18
6.28	Material Agreements	6.28
6.29	Hedging Agreements and Hedging Transactions	6.29
7.15	Post-Closing Covenants	7.15
8.1	Debt	8.1
8.2	Liens	8.2
8.5	Existing Investments	8.5
12.11	Addresses for Notices	12.11

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section

A	Assignment and Assumption	1.1
B	Compliance Certificate	1.1
C	Borrowing Request	1.1
D	Note	1.1
E	U.S. Tax Compliance Certificates	3.4(g)
F	Form of Borrowing Base Adjustment Letter	2.10(d)

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 30, 2025, is by and among EVOLUTION PETROLEUM CORPORATION, a Nevada corporation (“EPC”), EVOLUTION PETROLEUM OK, INC., a Texas corporation (“Evolution Texas”), NGS TECHNOLOGIES, INC., a Delaware corporation (“NGS”), EVOLUTION ROYALTIES, INC., a Delaware corporation (“Evolution Royalties”), EVOLUTION PETROLEUM WEST, INC., a Delaware corporation (“Evolution West”; EPC, Evolution Texas, NGS, Evolution Royalties, and Evolution West are collectively referred to herein as the “Borrowers” and each as a “Borrower”) the Lenders from time to time party hereto, and MIDFIRST BANK, a federally chartered savings association, as Administrative Agent and Issuing Bank.

RECITALS

A.Borrowers and Lender are parties to that certain Credit Agreement dated as of April 11, 2016, as amended by that certain First Amendment to Credit Agreement dated as of October 18, 2017, and as further amended by that certain Second Amendment to Credit Agreement dated as of February 1, 2018, and as further amended by that certain Third Amendment to Credit Agreement dated as of May 25, 2018, and as further amended by that certain Fourth Amendment to Credit Agreement dated as of December 31, 2018, and as further amended by that certain Fifth Amendment to Credit Agreement dated as of November 2, 2020, and as further amended by that certain Sixth Amendment to Credit Agreement dated as of December 28, 2020, and as further amended by that certain Seventh Amendment to Credit Agreement dated as of August 5, 2021, and as further amended by that certain Eighth Amendment to Credit Agreement dated as of November 9, 2021, as further amended by that certain Ninth Amendment to Credit Agreement dated as of February 4, 2022, and as further amended by that certain Tenth Amendment to Credit Agreement dated as of May 5, 2023, and as further amended by each of those certain Letter Agreements dated as of February 12, 2024 and March 7, 2025, and as further amended, restated, supplements or otherwise modified from time to time prior to the date hereof (the “Existing Credit Agreement”).

B.The loan described in the Existing Credit Agreement is evidenced by that certain Amended and Restated Promissory Note in the face amount of $50,000,000.00 dated as of February 1, 2018.

C.The Borrowers desire to continue to borrow funds from the Lenders to acquire Oil and Gas Properties and to accommodate such desire, recognize the need to amend and restate the Existing Credit Agreement and the Lenders are willing to make credit available to the Borrowers under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS
Section 1.1Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1.1, unless the context otherwise requires:

“Account” means an account, as defined in the UCC.

“Acquired Entity or Mineral Interests” means any entity or mineral interest acquired by a Borrower by way of corporate merger or contracted purchase.

“Acquired Entity or Mineral Interests Consolidated EBITDAX Adjustment” shall mean an amount that may be added in the Administrative Agent’s sole discretion associated with cash flow from an Acquired Entity or Mineral Interests for covenant purposes. Consolidated EBITDAX under this adjustment must be documented separately inside the Borrowers’ Compliance Certificate and is to be net of Consolidated EBITDAX associated with any Acquired Entity or Mineral Interests sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by Borrowers or any Subsidiary during such period. The adjustment under this provision shall be equal to: the actual Consolidated EBITDAX contributed from the Acquired Entity or Mineral Interests, divided by (i) the number of days in such trailing 12-month period being tested that the acquisition generated Consolidated EBITDAX outlined above, multiplied by (ii) the number of days in such trailing 12-month test period. The adjustment must be based on at least 30 days of actual Consolidated EBITDAX during the period and will exclude any extraordinary items.

“Administrative Agent” means MidFirst Bank, in its capacity as contractual representative of the Lenders, the Issuing Bank and the Bank Product Providers, until the appointment of a successor administrative agent pursuant to the terms of this Agreement and, thereafter, shall mean such successor administrative agent; provided that, if any such Person ceases for any reason to be the Administrative Agent hereunder, all indemnifications and other provisions of this Agreement and the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

“Advance Payment Contract” means any take-or-pay or similar contract whereby any Obligated Party agrees to accept a defined payment (whether at the time the contract is entered into or in the future) as payment-in-full for the purchase of present or future production of Hydrocarbons from its Oil and Gas Properties (each, an “Advance Payment”) and to deliver such Hydrocarbons at some future time without then or thereafter receiving full payment therefor at the prevailing market price for such Hydrocarbons as of the date of delivery thereof.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means, collectively, Administrative Agent and any of its Related Parties.

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Applicable Margin” means 2.75%.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the sixth decimal place) of the Facility represented by such Lender’s Commitment at such time; provided that if the Commitments have been terminated pursuant to the terms hereof, then the Applicable Percentage of each Lender shall be determined based upon the Applicable Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Applicable Rate” means the Applicable Margin plus (i) with respect to each SOFR Loan, the SOF Rate for the Interest Period therefor or (ii) with respect to each Base Rate Loan, the Prime Rate plus 100 basis points; provided, however, in no event shall the Applicable Rate be greater than the Maximum Rate.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Swap Counterparty” means (a) each Bank Product Provider, (b) BP Energy Company, (c) EDF Trading North America, LLC, (d) NextEra Energy Marketing, LLC, (e) Cargill, Incorporated, and (f) each other swap counterparty approved in writing from time to time by the Administrative Agent, which consent shall not be unreasonably withheld for any proposed counterparty that at the time of entering into a Commodity Hedging Transaction has a long term senior unsecured debt rating that is BBB by S&P or Baa2 by Moody’s (or their equivalent) or higher; provided, however, that the Administrative Agent may, by giving written notice to the Borrowers (with respect to clauses (b), (c), (d), (e) and (f)), elect to revoke such swap counterparty’s status as an Approved Swap Counterparty for purposes of any Commodity Hedging Transactions entered into following such notice if the Administrative Agent has material concerns about the long or short term financial well-being or creditworthiness of such swap counterparty (after giving effect to any Guarantee executed and delivered by a guarantor Affiliate of such swap counterparty).

“Arranger” means MidFirst Bank in its capacity as sole lead arranger and sole book manager.

“ASC 410” means the Accounting Standards Codification No. 410 (Asset Retirement and Environmental Obligations), as issued by the Financial Accounting Standards Board, as amended.

“ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board, as amended.

“ASC 825” means the Accounting Standards Codification No. 825 (Financial Instruments), as issued by the Financial Accounting Standards Board, as amended.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, as of any date, the difference between (a) an amount equal to the aggregate amount of the Commitments of the Lenders on such date less (b) the total Exposure of the Lenders on such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Agreements” means those certain agreements entered into from time to time between any Obligated Party and a Bank Product Provider in connection with any of the Bank Products, including Hedging Agreements.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Obligated Party to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that an Obligated Party is obligated to reimburse to any Bank Product Provider as a result of such Bank Product Provider purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Obligated Party pursuant to the Bank Product Agreements. For the avoidance of doubt, the Bank Product Obligations arising under any Hedging Transaction shall be determined by the Hedge Termination Value thereof.

“Bank Product Provider” means any Person that, at the time it enters into a Bank Product Agreement is a Lender or an Affiliate of a Lender, in its capacity as a party to such Bank Product Agreement.

“Bank Products” means any of the following bank services: (a) commercial credit cards, (b) stored value cards, (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) and (d) Hedging Agreements and Hedging Transactions.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” or any other applicable insolvency, debtor relief, or debt adjustment law, as now or hereafter in effect, or any successor thereto.

“Base Rate Loan” means a Loan that bears interest based on the Prime Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrowers” means each Person identified as such in the introductory paragraph hereto, and their respective successors and assigns to the extent permitted by Section 12.8.

“Borrowing” means a borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.1.

“Borrowing Base” means the amount most recently determined and designated by the Administrative Agent, and approved by the Lenders or Required Lenders, as applicable, as the Borrowing Base in accordance with Section 2.10 or pursuant to an amendment hereto or a Borrowing Base Adjustment

Letter, as such Borrowing Base is reduced in accordance with Section 2.10(e) or other provisions hereof. The Borrowing Base under Section 2.9 is $65,000,000 as of the date hereof.

“Borrowing Base Adjustment Letter” means a borrowing base adjustment letter substantially in the form of Exhibit F attached hereto or in such other form as the Administrative Agent may approve in its sole discretion.

“Borrowing Base Deficiency” means, as of any time, that the aggregate Exposure of the Lenders exceeds the amount of the Borrowing Base at such time.

“Borrowing Base Deficiency Notice” means a notice from the Administrative Agent to the Borrowers that a Borrowing Base Deficiency exists because of a periodic or special redetermination made pursuant to Section 2.10(b) or Section 2.10(c).

“Borrowing Request” means a writing, substantially in the form of Exhibit C, properly completed and signed by a Responsible Officer of a Borrower, requesting a new Borrowing or a continuation or conversion of an existing Borrowing.

“BTU” means British thermal unit.

“Business Day” means for all purposes, a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Oklahoma City, Oklahoma are authorized or required by Law to be closed. Unless otherwise provided, the term “days” when used herein means calendar days.

“Capitalized Lease Obligation” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee; provided that, all obligations of the Obligated Parties that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capitalized lease) for purposes of this Agreement regardless of any change in GAAP following January 1, 2015 (or any change in the implementation in GAAP for future periods that are contemplated as of January 1, 2015) that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means the occurrence, after the date of this Agreement, of any of the following:

(a)

the shareholders of EPC approve, and the consummation of a reorganization, merger, or consolidation has occurred, in each case, with respect to which persons who were the shareholders of EPC immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding Voting Securities representing at least fifty-one percent (51%) of the Voting Securities of the reorganized, merged or consolidated company and at such time, or within twelve (12) months thereafter, members of the incumbent board of directors cease to constitute a majority of the board of directors;

(b)	the shareholders of EPC approve a liquidation or dissolution of EPC or a sale of all or substantially all of the stock or assets of EPC; or
(c)

any “person,” as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than EPC, any of EPC’s Subsidiaries, any employee benefit plan of EPC or any of its Subsidiaries, or any entity organized, appointed or established by EPC for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of EPC representing in the aggregate forty percent (40%) or more of either the then outstanding common stock of EPC or the Voting Securities, in either such case other than solely as a result of acquisitions of such securities directly from EPC. Without limiting the preceding, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, common stock of EPC or the Voting Securities shall be deemed the beneficial owner of such common stock of EPC or the Voting Securities.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of paragraph (c) solely as the result of an acquisition of securities by EPC which, by reducing the number of shares of common stock of EPC or other common stock of EPC or the Voting Securities outstanding, increases (I) the proportionate number of shares of common stock of EPC beneficially owned by any person to forty percent (40%) or more of the common stock of EPC then outstanding or (II) the proportionate voting power represented by the Voting Securities beneficially owned by any person to forty percent (40%) or more of the combined voting power of all then outstanding Equity Interests; provided, however, that if any person referred to in clause (I) or (II) of this sentence shall thereafter become the beneficial owner of any additional shares of common stock of EPC or other Voting Securities (other than a result of a stock split, stock dividend or similar transaction), then a Change of Control of EPC shall be deemed to have occurred for purposes of paragraph (c).

“Closing Date” means the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 12.10.

“CME” means Chicago Mercantile Exchange, Inc., CME Group Inc. and their affiliates or their successor as the administrator for the term SOFR reference rate.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor statue.

“Collateral” means the Property of the Obligated Parties pledged as security for the Notes and the Obligations as described in the Collateral Documents.

“Collateral Documents” means each and every Mortgage, security agreement, pledge agreement, mortgage, deed of trust, control agreement or other collateral security agreement required by or delivered to the Administrative Agent from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Commitment” means, for each Lender, its obligation to (a) make Loans to Borrowers pursuant to Section 2.1(a) and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, and (ii) such Lender’s Applicable Percentage of the Borrowing Base in effect from time to time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulations or order of the U.S. Commodity Futures Trading Commission (or the application or interpretation of any thereof).

“Commodity Hedging Transaction” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction or other exchange or protection transaction relating to Hydrocarbons or any option with respect to any such transaction, including derivative financial instruments.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligated Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender, any Bank Product Provider or the Issuing Bank by means of electronic communications pursuant to Section 12.11(d), including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, or in any other form agreed to by the Borrowers and the Administrative Agent, prepared by and certified by a Responsible Officer of a Borrower.

“Conforming Changes” means, with respect to either the use or administration of the SOFR Index any technical, administrative or operational changes (including changes to the definition of the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.4 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by income (however denominated) or that are franchise (or similar) Taxes or branch profits Taxes.

“Consolidated Current Assets” as of any date means all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Borrowers and their consolidated Subsidiaries as of the date of calculation (provided, however, if cash or securities deposited into and held in the registry of a court to enable the Borrowers or any of their consolidated Subsidiaries to pursue an appeal of an adverse judgment would, in accordance with GAAP, otherwise be included in current assets, such cash shall be excluded in the determination of Consolidated Current Assets), after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP, plus the then current Availability and, if not already included, the amount of any cash on deposit with the Administrative Agent in accordance with the provisions of Section 7.11, but excluding non-cash derivative current assets arising from Hedging Transactions.

“Consolidated Current Liabilities” as of any date means all liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of the Borrowers and their consolidated Subsidiaries (provided, however, if the amount of any judgment against the Borrowers or any of their consolidated Subsidiaries which is on appeal and such appeal is being pursued on the basis of cash or securities having been delivered into and held in the registry of a court would, in accordance with GAAP, otherwise be included in current liabilities, the amount of such judgment shall be excluded in the determination of Consolidated Current Liabilities), but excluding (a) current maturities in respect of the Obligations, both principal and interest, and non-cash derivative current liabilities arising from Hedging Transactions and (b) current obligations under operating leases.

“Consolidated Debt” means the total Debt of the Reporting Group on a consolidated basis.

“Consolidated Depreciation, Depletion, Accretion and Amortization Expense” means, for any period, the depreciation, depletion, accretion and amortization expense of the Reporting Group for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDAX” means, for any period, Consolidated Net Income for such period, adjusted by:

(x)adding thereto, in each case without duplication and only to the extent (and in the same proportion) deducted in determining Consolidated Net Income:

(a)Consolidated Interest Expense for such period,
(b)Consolidated Tax Expense for such period,
(c)Consolidated Depreciation, Depletion, Accretion and Amortization Expense for such period,
(d)the aggregate amount of all other non-cash charges (including write-down of oil and gas properties, non-cash ceiling test impairments and other intangible drilling and completion costs and losses from the sales of assets) and “other expenses” reducing Consolidated Net Income for such period, including, without limitation, non-cash charges attributable to the application of ASC 410 and 815 and including other non-cash stock-based compensation expense, non-cash accretion expense, non-cash income taxes, non-cash charges attributable to the application of ASC 410 - Asset Retirement and Environmental Obligations, ASC 718 - Compensation - Stock Compensation or ASC 815 - Derivative and Hedging,

(e)exploration costs,
(f)all upfront, legal, professional and advisory fees paid by the Obligated Parties in connection with the negotiation and execution, delivery and performance of the Obligated Parties’ obligations under the Loan Documents; and
(g)the Acquired Entity or Mineral Interests Consolidated EBITDAX Adjustment;

(y)subtracting therefrom, in each case without duplication and only to the extent (and in the same proportion) included in determining Consolidated Net Income, the aggregate amount of all non-cash items (including gains from the sales of assets and non-cash gains attributable to the application of ASC 410 and 815) and “other income” increasing Consolidated Net Income for such period.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Reporting Group for such period determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income of the Reporting Group (excluding to the extent included in net income, extraordinary gains and extraordinary losses) for such period determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any date, (i) consolidated total assets as of such date minus (ii) the sum of consolidated total liabilities and any consolidated intangible assets (including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names) of Borrowers as of such date, determined in accordance with GAAP.

“Consolidated Tax Expense” means, for any period, the tax expense of the Reporting Group for such period, determined on a consolidated basis in accordance with GAAP.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation or formation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership or certificate of formation, as applicable, and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its certificate of formation, articles of organization, company agreement, operating agreement, regulations or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management or policies of a Person, whether through the ownership of voting Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 12.29.

“Credit Extension” means each of (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Spread Adjustment” means 0.05%.

“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than one hundred twenty (120) days or that are being contested in writing in good faith by appropriate proceedings and as to which a proper reserve has been made; (d) all Capitalized Lease Obligations of such Person; (e) all Debt or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, provided that, if such obligations are non-recourse to such Person, the amount of such obligations shall be limited to the fair market value of such property owned or being purchased by such Person securing such obligations; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) all obligations of such Person in respect of Disqualified Stock; (i) all Off-Balance Sheet Debt of such Person; (j) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (k) all net Hedge Obligations of such Person, valued at the Hedge Termination Value thereof; (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (m) the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non- recourse to such Person. The Debt of any Person shall include all obligations of such Person of the character described above (to the extent such Person remains legally liable in respect thereof) notwithstanding that any such obligation is not included as a liability of such Person under GAAP. For the avoidance of doubt, the term “Debt” shall not include customary obligations associated with firm transport contracts, storage or drilling contracts and minimum volume commitments entered into in the ordinary course of business.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Interest Rate” means (a) when used with respect to Obligations (other than Obligations described in the following clause (c)), an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable plus 5.00% per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 5.00% per annum; provided, however, in no event shall the Default Interest Rate exceed the Maximum Rate.

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 12.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) is the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.22(b)) upon delivery of written notice of such determination to the Borrowers, the Issuing Bank and each Lender.

“Disposition” means any sale, lease, sub-lease, transfer, assignment, conveyance, release, encumbrance, loss or other disposition of any interest in Property (including any Oil and Gas Property or any interest in another Person), or the entry into any agreement, including any Farmout, the performance of which would result in any of the foregoing, in any transaction or event or series of transactions or events, and “Dispose” has the correlative meaning thereto.

“Disqualified Stock” means any Equity Interests issued by a Person that, by their terms (or by the terms of any bond, debenture, note, or other security which is convertible into, or which is exchangeable for, any such Equity Interests), or upon the occurrence or happening of any event or circumstance, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date, or (b) require the declaration or payment of any dividend or other distribution on or prior to the date that is 91 days after the Maturity Date, in each case unless the consideration paid and payable upon such maturity or redemption (in the case of clause (a) preceding) or as a result of such dividend or other distribution (in the case of clause (b) preceding) is payable and paid solely in Equity Interests of the issuer which are not Disqualified Stock[; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by such Person or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“ECP” means an “eligible contract participant,” as such term is defined from time to time in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement for the benefit of the applicable Person and any and all guarantees of such Person’s Swap Obligations by any Obligated Party under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.8(b)(v) and (vi) (subject to such consents, if any, as may be required under Section 12.8(b)(iii)).

“Environmental Laws” means any and all federal, state, and local statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment, including those related to the release of Hazardous Materials into the environment, air emissions and discharges to waste or public sewer systems.

“Environmental Liabilities” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Obligated Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Obligated Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Obligated Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Obligated Party or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate a Plan, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition that will constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the failure of any Obligated Party or ERISA Affiliate to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or the failure of any Obligated Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan sufficient to give rise to a Lien under ERISA, (g) notification that a Plan is subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code, or (h) notification that a Multiemployer Plan is subject to the requirements for plans in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 11.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.13(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.13(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.13(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.13(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Accounts” means (a) each account for which all or substantially all of the deposits consist of amounts utilized to fund payroll or employee benefit obligations or Tax obligations of the Obligated Parties and their Subsidiaries, (b) escrow, trust and fiduciary accounts solely holding amounts held for the benefit of third parties, and (c) other accounts; provided that the aggregate average daily maximum balance in any such account over a 30-day period for any bank account excluded pursuant to this clause (c) shall not exceed the Threshold Amount; provided, further, that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (c) shall not exceed $3,000,000.

“Excluded Swap Obligation” means, with respect to any Obligated Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Obligated Party of, or the grant by such Obligated Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligated Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by income (however denominated), franchise Taxes (and similar), and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 3.5(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(g), (d) any U.S. federal withholding Taxes imposed under FATCA, (e) any Taxes imposed or collected pursuant to, or as a result of the application of, Section 899 of the Code (as proposed in the One Big Beautiful Bill Act) or any substantially similar provision or law or any other law purportedly relating to unfair foreign taxes, in each case, as finally enacted, or any amended or successor provision or law, and (f) any combination of Taxes described in clauses (a) to (e) above.

“Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.

“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Farmout” means an arrangement pursuant to any agreement whereby the owner(s) of one or more oil, gas or mineral leases or other oil and natural gas working interests with respect to any property from which production of Hydrocarbons is sought agrees to transfer or assign an interest in such property to one or more Persons in exchange for (a) drilling, or participating in, the cost of the drilling of (or agreeing to do so) one or more wells, or undertaking other exploration or development activities or participating in the cost of such activities, in an attempt to obtain production of Hydrocarbons from such property, or (b) obtaining production of Hydrocarbons from such property or participating in the costs of obtaining such production.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, or any treaty or convention among Governmental Authorities and implementing the forgoing.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC

4001 et seq.), and (d) the Flood Insurance Reform Act of 2004, in each case, as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Floor” means a rate of interest equal to 3.25%.

“Foreign Lender” means (a) if each Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of the L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.2, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Gas Balancing Agreement” means any agreement or arrangement whereby any of the Obligated Parties, or any other party owning an interest in any Hydrocarbons to be produced from Oil and Gas Property in which any of the Obligated Parties owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Person who from time to time Guarantees all or any part of the Obligations under the Loan Documents, and “Guarantor” means any one of the Guarantors.

“Guaranty” means a written guaranty of each Guarantor in favor of the Administrative Agent, for the benefit of Lenders and Bank Product Providers, in the form of the Guaranty entered into on the Closing Date or otherwise in form and substance satisfactory to the Administrative Agent.

“Hazardous Material” means all explosive, radioactive and hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature defined as hazardous or toxic by and regulated pursuant to any Environmental Law.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedging Agreement or Hedging Transaction, whether actual or contingent, due or to become due and existing or arising from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer which is a party to such Hedging Transactions or any other recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” means any International Swap Dealers Association, Inc. Master Agreement, International Swaps and Derivatives Association, Inc. Master Agreement or other agreement and all schedules and exhibits attached thereto and incorporated therein that set forth the general terms upon which a Person may enter into one or more Hedging Transactions.

“Hedging Transaction” means a Commodity Hedging Transaction, a Rate Management Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Honor Date” has the meaning set forth in Section 2.2(c)(i).

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products and other substances derived therefrom or the processing thereof, including natural gas liquids, and all other minerals and substances produced in conjunction with such substances, including, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligated Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Engineer” means any nationally or regionally recognized third-party engineering firm acceptable to the Administrative Agent in its sole discretion.

“Information” has the meaning set forth in Section 12.25.

“Initial Borrowing Base Determination Date” means the Closing Date.

“Initial Guarantors” means all existing or hereafter acquired wholly-owned, Subsidiaries of a Borrower, and their respective successors and assigns, and “Initial Guarantor” means any of them.

“Initial Test Quarter” means the fiscal quarter of the Borrowers ending March 31, 2025.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

“Intercreditor Agreement” means an intercreditor agreement among the Borrowers, one or more Approved Swap Counterparties that are not Bank Product Providers, and MidFirst Bank, in its capacity as Administrative Agent and in acceptance of its role as contractual collateral representative for the Lenders, the Bank Product Providers and such Approved Swap Counterparties, whether executed contemporaneously with or following the execution of this Agreement, as such intercreditor agreement may be amended, restated or otherwise modified and in effect from time to time.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.7(h), which shall be in such form as the Administrative Agent may approve.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date [one month] thereafter, as selected by Borrowers in the Borrowing Request or Interest Election Request, as applicable; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Maturity Date.

Notwithstanding the foregoing, the initial Interest Period will begin on the Closing Date and end on July 31, 2025.

“IRS” means the United States Internal Revenue Service or any entity succeeding to all or any of its functions.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and any Obligated Party or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means MidFirst Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by any Obligated Party on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means a financial institution listed on the signature pages of this Agreement (or any amendment hereto) and its successors and assigns (including any Lender which becomes such pursuant to an Assignment and Assumption) and, as the context may require, includes the Issuing Bank and the Bank Product Providers affiliated with such Lender.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning set forth in Section 2.4(b).

“Letter of Credit Sublimit” means an amount equal to ten percent (10%) of the Borrowing Base in effect from time to time. The Letter of Credit Sublimit is part of, and not in addition to, the Commitments.

“Leverage Ratio” means that ratio set forth in Section 9.1.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning set forth in Section 2.1(a).

“Loan Documents” means this Agreement, all Guaranties, the Collateral Documents, the Notes, Issuer Documents, and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement or the Collateral Documents (exclusive of term sheets and commitment letters); provided that the term “Loan Documents” shall not include any Bank Product Agreement or the Intercreditor Agreement.

“Margin Regulations” means Regulations T, U, or X of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Event” means the occurrence or existence of any event, condition or circumstance that has a material adverse effect on (a) the business, operations, Properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Obligated Parties, taken as a whole, (b) any material portion of the Collateral or the priority or enforceability of the Liens thereon, (c) the validity, binding effect or enforceability of any Loan Document or the Intercreditor Agreement, or on any provision of any of the foregoing that would materially diminish the value of any such agreement to the Administrative Agent or the Lenders or their rights or remedies thereunder or (d) the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party or the Intercreditor Agreement to the extent party thereto.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Obligated Party is a party or by which any Oil and Gas Property of any Obligated Party is bound, net gas imbalance liabilities of the Obligated Parties, considered individually or in the aggregate, in excess of the Threshold Amount. Gas imbalances will be determined based on Gas Balancing Agreements, with respect to wellhead imbalances, or gas purchase or transportation agreements, with respect to downstream imbalances, if any, specifying the method of calculation thereof, or, alternatively, if no such Gas Balancing Agreements or gas purchase or transportation agreements, as the case may be, are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in BTU’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation adjusted for location differential and transportation costs based upon the location where the Oil and Gas Property giving rise to the imbalances are located.

“Maturity Date” means June 30, 2028; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lenders in accordance with applicable Texas Law (or applicable United States federal Law to the extent that such Law permits the Lenders to charge, contract for, receive or reserve a greater amount of interest than under Texas Law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrowers at the time of such change in the Maximum Rate.

“MFB Margined Collateral Value” means, as of any day, Administrative Agent’s formal evaluation, in its sole but reasonable discretion, of Borrowers’ Oil and Gas Properties as determined and approved by Administrative Agent from the “MFB Base Case Price Deck” margined at the applicable advance rate. The MFB Margined Collateral Value shall be determined by Administrative Agent in connection with redeterminations of the Borrowing Base pursuant Section 2.9 below and shall be $75,000,000 as of the date hereof.

“MidFirst Bank” means MidFirst Bank, a federally chartered savings association, and its successors and assigns.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the time that a Defaulting Lender exists, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.7(a)(i), (a)(ii) or (a)(iii) or Section 10.2, an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by Administrative Agent and Issuing Bank in their reasonable discretion.

“Mortgaged Properties” means all present and future Oil and Gas Properties of one or more of Obligated Parties in which one or more Obligated Parties has granted or does hereafter grant a mortgage or Lien to or for the benefit of the Administrative Agent for the benefit of the Secured Parties; provided, however, that in no event shall any “Mortgaged Property” include a “Building” (as defined in the applicable Flood Insurance Regulation) or “Manufactured (Mobile) Home” (as defined in the applicable Flood Insurance Regulation) within an area having special flood hazards and in which flood insurance is available under the Flood Insurance Regulations constitutes Mortgaged Property or is otherwise encumbered by the Mortgages.

“Mortgages” means, collectively, the deeds of trust, mortgages, assignments of production, collateral mortgages and acts of pledge (and any security agreements contained in any of the foregoing) in form and substance reasonably acceptable to the Administrative Agent, and amendments or supplements to or restatements of any of the foregoing, covering Oil and Gas Properties executed or to be executed by the appropriate Person as security for the Obligations and other indebtedness described therein.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.10 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note issued pursuant hereto, in substantially the form attached hereto as Exhibit D, duly executed by the Borrowers and payable to the order of a Lender, including any amendment, modification, renewal or replacement of such promissory note. The Notes may be in the aggregate amount of up to $200,000,000. Each Note shall be dated (i) the date of this Agreement for any Lender party hereto as of the date of this Agreement or (ii) the date of any effective assignment or amendment to this Agreement for any Lender that becomes a party hereto pursuant to an effective Assignment and Assumption or amendment to this Agreement; provided, however, that in the event the Administrative Agent requests that the Borrowers issue substitute Notes and additional Notes from time to time, such substitute Notes and additional Notes may be dated a later date. The Notes issued to the Lenders hereunder might not be in proportion to their respective Commitments.

“Obligated Party” means each Borrower, each Guarantor and any other Person who becomes party to a Guaranty.

“Obligations” means all obligations, indebtedness, and liabilities of each Borrower, each Guarantor and any other Obligated Party to the Administrative Agent, the Issuing Bank, each Lender, any Affiliates of the Administrative Agent or any Lender and any Bank Product Provider now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to this Agreement, the other Loan Documents, the Intercreditor Agreement or any Bank Product Agreements (but in the case of Bank Product Agreements that are Hedging Agreements, limited to obligations and liabilities of Obligated Parties to Bank Product Providers in respect of Hedging Transactions that are permitted by Section 8.17 and the Hedging Agreements under which they arise, to the extent related thereto, including any related early termination or settlement amounts), and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses required to be reimbursed under any Loan Document; provided that, as to any Person, the “Obligations” shall exclude any Excluded Swap Obligations of such Person.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor Governmental Authority.

“Off-Balance Sheet Debt” means, with respect to a Person, (a) any repurchase indebtedness, liability or obligation of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation of such Person under any sale and leaseback transaction which is not a Capitalized Lease Obligation, (c) any indebtedness, liability or obligation of such Person under any synthetic, off-balance sheet or tax retention lease, or (d) any indebtedness, liability or obligation of such Person arising with respect to any other transaction, or agreement for the use or possession of any Property, which is the functional equivalent, or takes the place, of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Oil and Gas Properties” means (a) all present and future interests and estates existing under any oil, gas or mineral leases, including working interests, royalty interests, overriding royalty interests, production payments, net profits interests and carried interests, (b) all present and future rights in mineral fee interests, including any reversionary interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization or pooling arrangements whether arising by contract or operation of law which now or hereafter include all or any part of the foregoing, (d) all rights, titles and interest created by or arising under the terms of all present and future Farmouts including any back-in interests related thereto, (e) all unsevered and unextracted Hydrocarbons in, under or attributable with respect to any of the foregoing, (f) all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental to any of the foregoing, and (g) all rights, remedies, powers and privileges with respect to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.5).

“Outstanding Amount” means (a) with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrowers of Unreimbursed Amounts.

“Participant” means any Person (other than a natural Person, a Defaulting Lender, or any Obligated Party or any Affiliate of an Obligated Party) to which a participation is sold by any Lender in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it).

“Participant Register” means a register on which each Lender that sells a participation enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Payment Recipient” has the meaning assigned to it in Section 11.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permitted Liens” means those Liens permitted by Section 8.2.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligated Party or any ERISA Affiliate or to which an Obligated Party or any ERISA

Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” shall mean as of any date, that rate of interest designated, from time to time, as the “Prime Rate” as published in the “Money Rates” section of the most recent edition of The Wall Street Journal, changing when and as said prime rate changes; provided that, at any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers of any such change of said prime rate promptly following the public announcement of such change.

“Principal Office” means the principal office of Administrative Agent, presently located at the address set forth on Schedule 12.11, or such other office as the Administrative Agent may designate in writing to the Borrowers and the Lenders from time to time.

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by an Obligated Party which are located in the United States and which have attributable to them Proved Developed Producing Reserves (or, for purposes of Sections 7.14(b) and 8.17, Proved Reserves), as such production is projected in the most recent Reserve Report delivered to the Administrative Agent in connection with the most recent determination of the Borrowing Base hereunder, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that have not been reflected in such report but that are reflected in a separate or supplemental reports acceptable to Administrative Agent.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person, and, with respect to the Obligated Parties, shall include the Mortgaged Properties.

“Proved Developed Producing Reserves” means “proved developed producing oil and gas reserves” as such term is defined by the Society of Petroleum Engineers, or any generally recognized successor, in its standards and guidelines.

“Proved Reserves” means, collectively, all Oil and Gas Properties which constitute proved developed producing reserves, proved developed non-producing reserves, proved developed behind pipe reserves, proved developed shut-in reserves, proved undeveloped reserves and all Oil and Gas Properties which constitute other categories of proved reserves recognized by the Society of Petroleum Evaluation Engineers or any successor thereto, in each case as determined by the Administrative Agent.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PW Value” means with respect to any Oil and Gas Property, the net present value of the oil and gas to be produced from the Proved Reserves from such Oil and Gas Property, calculated using a discount rate of nine percent (9.00%) per annum and estimates of reserves, prices, production rates and costs acceptable to the Administrative Agent and as adjusted by the Administrative Agent in connection with the most recent Borrowing Base determination.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 12.29.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, but excluding Commodity Hedging Transactions.

“Recipient” means the Administrative Agent, the Issuing Bank, any Bank Product Provider, and any Lender, as applicable.

“Register” means a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time.

“Related Indebtedness” means any and all indebtedness paid or payable by any Borrower to the Administrative Agent or any Lender pursuant to any Loan Document other than any Note.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including the migration of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Reportable Event” means, with respect to any Plan, any of the events set forth in Section 4043(c) of ERISA, other than events for which any notice period has been waived.

“Reporting Group” means each Borrower, each of the Initial Guarantors, and, without duplication, their respective consolidated subsidiaries.

“Required Hedging Percentage” means, for any day, with respect to the hedging requirements of Section 7.14 below, the percentage set forth in the grid below based upon the Utilization Percentage then in effect:

Level	Utilization Percentage	Percentage Hedging Requirement of Projected Production
Level 1	>75%	75%
Level 2	> 50% but < 75%	50%

Level 3	> 25% but < 50%	25%
Level 4	< 25%	0%

“Required Lenders” means, as of any date of determination, Lenders holding more than 66 2/3% of the sum of the (a) the Exposure of all Lenders (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that, if there are two or fewer Lenders at any time, subject to the last sentence of Section 12.10, Required Lenders shall mean all such Lenders. The unused Commitment of, and the portion of the Exposure of all Lenders held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Reserve Value” means Proved Reserves that have PW Value of not less than eighty percent (80%) of the PW Value of all Proved Reserves owned by the Obligated Parties and evaluated in the most recently delivered Reserve Report for purposes of establishing the Borrowing Base.

“Reserve Reports” means reports in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent with respect to the Oil and Gas Properties owned by the Obligated Parties (or to be acquired by the Obligated Parties, as applicable) that are or are to be included in the Borrowing Base, which shall, among other things, (a) identify the wells covered thereby, (b) specify such engineers’ opinions with respect to the total volume of reserves (the “available reserves”) of hydrocarbons (using the terms or categories “proved developed producing reserves,” “proved developed nonproducing reserves” and “proved undeveloped reserves”) which the Borrowers have advised such engineers that the Obligated Parties have the right to produce for their own account, (c) set forth such engineers’ opinions with respect to the projected future cash proceeds from the available reserves, discounted for present value at a rate acceptable to Lender, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineers’ opinions with respect to the projected future rate of production of the available reserves, (e) contain such other information as requested by Lender with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, and (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based.

“Resignation Effective Date” has the meaning set forth in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” or “Responsible Representative” means, as to any Obligated Party, the chief executive officer, president, vice president, chief financial officer or treasurer of such Obligated Party, or any other Person (such as a manager or member in the case of a limited liability company) duly authorized in accordance with the Constituent Documents or resolutions to act on behalf of such Obligated Party and whose title and specimen signature has been verified or certified to the Administrative Agent in a manner reasonably satisfactory to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of an Obligated Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of an Obligated Party.

“SDN List” has the meaning set forth in Section 6.20.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) each Lender, (c) the Issuing Bank, (d) each Bank Product Provider, (e) solely with respect to the Mortgages, each other Approved Swap Counterparty that at the relevant time is party to and entitled to the benefits conferred by the Intercreditor Agreement, and (f) any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Collateral Documents.

“SOF Rate” means the lesser of (i) the Maximum Rate, and (ii) the rate per annum equal to the sum of (a) the SOFR Index and (b) the Credit Spread Adjustment.

“SOFR” means the Secured Overnight Financing Rate.

“SOFR Business Day” means each day on which CME publishes the SOFR Index.

“SOFR Index” means the rate equal to the term SOFR reference rate for the period equivalent to the Interest Period, as published by the CME two SOFR Business Days before the beginning of the applicable Interest Period; provided that if the SOFR Index as so determined shall ever be less than the Floor, then SOFR Index shall be deemed to be the Floor.

“SOFR Loan” means a Loan that bears interest at a rate based on the SOF Rate.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) is greater than the total amount of such Person’s liabilities (including contingent liabilities), (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means for any Person, an entity (a) of which Equity Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (irrespective of whether or not at the time Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person, (b) (i) of which such Person directly or indirectly owns or controls at least a majority of the Equity Interests of such entity and (ii) which is treated as a subsidiary in accordance with GAAP, or (c) of which the Person serves as general partner. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on). Unless otherwise specified or the context otherwise requires, references to Subsidiaries in the Loan Documents shall mean Subsidiaries of any Borrower.

“Supported QFC” has the meaning assigned to such term in Section 12.29.

“Suspension Notice” means the notice from the Administrative Agent to Borrowers setting forth the Administrative Agent’s good faith determination that (A) the Prime Rate or SOFR Index, as applicable, is not reported, or (B) (as a result of changes to applicable Law) it has become unlawful or discouraged for the Administrative Agent, or any Lender, to make or maintain the Loan at the Prime Rate or SOF Rate, as applicable, or (C) the Prime Rate or SOFR Index, as applicable (1) is unreliable or impractical to use for loans tied to the Prime Rate or any SOFR Index, as applicable, or for the Administrative Agent or any

Lender’s risk management or hedging related to any such loans, or (2) is no longer the predominant index for variable rate loans made by any Lender or its competitors, or (3) no longer permits any Lender to achieve (in all material respects) the return on the Loan as any such Lender modeled at the time it approved the Loan.

“Swap Obligations” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, with respect to any date, the four consecutive calendar quarters the last of which ends on such date (in each case taken as one accounting period);

“Threshold Amount” means $1,500,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Exposure of such Lender at such time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.29.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.3(g)(ii)(B)(3).

“UCC” means Chapters 1 through 9 of the Texas Business and Commerce Code.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unreimbursed Amount” has the meaning set forth in Section 2.2(c)(i).

“Utilization Percentage” means, as of any date of determination, the fraction expressed as a percentage, the numerator of which is the Outstanding Amount on such day, and the denominator of which is: (A) the Borrowing Base in effect on such day if the Leverage Ratio is greater than or equal to 2.25 to

1.00, or, (B) the MFB Margined Collateral Value in effect on such day if the Leverage Ratio, at such time, is less than 2.25 to 1.00.

“Voting Securities” means Equity Interests entitled to vote for members of the board of directors or equivalent governing body of EPC on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Withholding Agent” means any Obligated Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2Accounting Matter.
(a)Generally. Except as otherwise expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in Section 6.2, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of a Person shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of ASC 825 on financial liabilities shall be disregarded.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrowers shall provide to the Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 1.3Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.4Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time. Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) means “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.
Section 1.5Interpretative Provision. For purposes of Section 10.1, a breach of a financial covenant contained in Article 9 shall be deemed to have occurred as of the earliest date when the financial statements or the Compliance Certificate reflecting such breach are required to have been, or actually are, delivered to the Administrative Agent.
Section 1.6Times of Day. Unless otherwise specified, all references herein to times of day shall be references to the time of day in the Central Time Zone (daylight or standard, as applicable).
Section 1.7Other Loan Documents. The other Loan Documents and the Intercreditor Agreement contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Loan Documents and the Intercreditor Agreement may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.
Section 1.8Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.9Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the SOFR Index, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including whether the composition or characteristics of any such alternative, successor or replacement rate) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the SOF Rate or prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any conforming changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the SOFR Index, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the SOF Rate pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Article 2
THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.1The Loans.
(a)Borrowings. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make one or more revolving credit loans (each a “Loan”) to the Borrowers from time to time from the Initial Borrowing Base Determination Date until the Maturity Date in an aggregate principal amount for such Lender at any time outstanding up to but not exceeding the amount of such Lender’s Commitment, provided that the Exposure of all Lenders shall not exceed the aggregate amount of the Commitments of the Lenders. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrowers may borrow, repay, and reborrow Loans hereunder.
(b)Borrowing Procedure. Each Borrowing shall be made upon any Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (x) three Business Days prior to the requested date of any Borrowing of SOFR Loans or and (y) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by any Borrower pursuant to this Section 2.1(b) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Borrowing Request (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount to be borrowed and (iii) the Type of Loans to be borrowed. If the Borrowing Request fails to specify a Type of Loan, then the applicable Loans shall be made as Base Rate Loans.
(c)Funding. Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Borrowing. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Principal Office not later than 12:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Borrowing is the initial Credit Extension, Section 5.1), the Administrative Agent shall make all funds so received available to a Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Administrative Agent (and/or Lenders) with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Borrowing Request with respect to such Borrowing is given by such Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.
(d)Notifications. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the Applicable Rate upon determination of such interest rate.
Section 2.2Letters of Credit.
(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) the Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.2, (1) from time to time on any Business Day during the period from the Initial Borrowing Base Determination Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Obligated Party, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.2(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Obligated Party and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Exposure of all Lenders shall not exceed the lesser of the Borrowing Base and the aggregate amount of the Commitments of the Lenders, (y) the Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit as it exists on the date of the applicable issuance, extension or renewal. Each request by any Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit for itself or for the account of any other Obligated Party shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)The Issuing Bank shall not issue any Letter of Credit if:
(A)the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension (or, if issued in favor of the Texas Railroad Commission or the Oklahoma Corporation Commission or any other regulatory body, fifteen (15) months following the date of issuance or last extension), unless the Required Lenders have approved such expiry date; or
(B)the expiry date of the requested Letter of Credit would occur after the earlier of (A) the Letter of Credit Expiration Date or (B) the last date before which the Letter of Credit is scheduled to reduce to an amount less than the sum of the maximum drawable amount of the requested Letter of Credit plus the undrawn amount of all outstanding Letters of Credit which, by their terms, might be outstanding on such reduction date, unless all Lenders have approved such expiry date.
(iii)The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;
(B)the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;
(C)except as otherwise agreed by the Administrative Agent and the Issuing Bank, the Letter of Credit is in an initial stated amount less than $25,000;

(D)the Letter of Credit is to be denominated in a currency other than Dollars;
(E)any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with such Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 12.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(F)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)The Issuing Bank shall not amend or renew any Letter of Credit if Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)The Issuing Bank shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 11 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 11 included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.
(b)Procedures for Issuance and Amendment of Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the written request of any Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Issuing Bank, by personal delivery or by any other means acceptable to the Issuing Bank. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof and the Obligated Party for whose account the Letter of Credit is being requested; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may reasonably require. Additionally, the Borrowers shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may reasonably require. Any Borrower’s delivery of a Letter of Credit Application to the Issuing Bank shall constitute a representation and warranty that the governing authority of such Borrower has determined that the requested Letter of Credit may reasonably be expected directly or indirectly to benefit the Borrowers.
(ii)Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Lender, the Administrative Agent or any Obligated Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 5 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of a Borrower or another Obligated Party or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Borrowers and the Administrative Agent thereof. Not later than 1:00 p.m. on the Business Day after the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), assuming the Issuing Bank has provided notice to the Borrowers as required per the preceding sentence, the Borrowers shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1(b) for the principal amount of Borrowings, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 5.2 (other than the delivery of a Borrowing Request). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Lender shall upon receiving any notice pursuant to Section 2.2(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose)

for the account of the Issuing Bank at the Administrative Agent’s Principal Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.2(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan (or, if the conditions set forth in Section 5.2 are not satisfied, an L/C Borrowing as further described in Section 2.2(c)(iii)) to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Interest Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.2(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.2.
(iv)Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.2(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Bank.
(v)Each Lender’s obligation to make Loans or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.2(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, any Borrower, any other Obligated Party or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or the occurrence of an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans (but not its obligation to fund its pro rata share of L/C Advances) pursuant to this Section 2.2(c) is subject to the conditions set forth in Section 5.2 (other than delivery by the Borrowers of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower or any other Obligated Party, as applicable, to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.
(vi)If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.2(c) by the time specified in Section 2.2(c)(ii), then, without limiting the other provisions of this Agreement, the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.
(d)Repayment of Participations.

(i)At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.2(c), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.2(c)(i) is required to be returned under any of the circumstances described in Section 12.24 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Obligations Absolute. The obligation of each Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any other Obligated Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by the Issuing Bank of any requirement that exists for the Issuing Bank’s protection and not the protection of any Borrower or any waiver by the Issuing Bank which does not in fact materially prejudice such Borrower;
(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)any payment made by the Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit, if presentation after such date is authorized by the UCC;
(vii)any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other Obligated Party.

Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with any Borrower’s instructions or other irregularity, such Borrower will immediately notify the Issuing Bank. Each Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)Role of Issuing Bank. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use (or any other Obligated Party’s use, as applicable) of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s or any other Obligated Party’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (a) through (h) of Section 2.2(e); provided, however, that anything in such clauses to the contrary notwithstanding, any Borrower or any other applicable Obligated Party may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers or any other applicable Obligated Party which the Borrowers or such other applicable Obligated Party proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; provided, however, that the Issuing Bank shall not be exculpated from liability for accepting any invalid or ineffective documents to the extent that in doing so, the Issuing Bank acted with willful misconduct or gross negligence as determined by final non- appealable order of a court of competent jurisdiction. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to such Letter of Credit. Notwithstanding the foregoing, Issuing Bank shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against any Borrower shall not be impaired by, any action or inaction of Issuing Bank required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit or other Issuer Document chooses such Law or practice.
(h)Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. At all times that there is more than one Lender hereunder, the Borrowers collectively shall pay directly to Issuing Bank for its own account a single fronting fee with respect to each Letter of Credit, at a rate per annum equal to 2.00%, computed on the daily amount available to be drawn under such Letter of Credit and payable on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  In addition, each Borrower shall pay directly to Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(i)Letters of Credit Issued for Other Obligated Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, an Obligated Party other than a Borrower, each Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Obligated Parties inures to the benefit of such Borrower, and that each Borrower’s business derives substantial benefits from the businesses of such Obligated Parties.
(j)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
Section 2.3Fees.
(a)Origination Fee. In addition to the fees described in clauses (b) and (c) below, each Borrower agrees to pay to Administrative Agent for the benefit of the Lenders, an origination fee in the amount of $90,000.00 on or before the Closing Date and once paid, such fee will not be refundable under any circumstances and shall not be subject to reduction by way of setoff or counterclaim.
(b)Letter of Credit Fees. At the time of each issuance, renewal or extension of a Letter of Credit hereunder, each Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 12.22, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to 2.00% times the daily amount available to be drawn under such Letter of Credit; provided that no Letter of Credit Fee shall be due unless a Letter of Credit is issued. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  Letter of Credit Fees for each Letter of Credit shall be (i) due and payable in arrears on the fifth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Interest Rate.
(c)Commitment Fees. Each Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 12.22, with its Applicable Percentage a commitment fee on the daily unused amount of the Commitment of such Lender for the period from and including the Initial Borrowing Base Determination Date to and including the Maturity Date (including at any time during which one or more of the conditions in Article 5 is not met), at a rate equal to 0.25% for commitment fees. Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December during such period and on the Maturity Date.
Section 2.4Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments of principal, interest, and other amounts to be made by any Borrower under this Agreement and the other Loan Documents shall be made to the Administrative Agent for the account of the Administrative Agent or the Issuing Bank, or the pro rata accounts of the applicable Lenders, as applicable, at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim at the time and in the manner provided herein. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by the Administrative Agent in full. Payments in immediately available funds received by the Administrative Agent in the place designated for payment on a Business Day prior to 11:00 a.m. at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by the Administrative Agent on a day other than a Business Day or after 11:00 a.m. on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest on the Notes or any fees, expenses or other amounts payable under the Loan Documents shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest and fees which have accrued and shall be payable in connection with such payment. The Administrative Agent is hereby authorized upon notice to the Borrowers to charge the account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.
(b)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender, that such Lender will not make available to the Administrative Agent such Lender’s share of a Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and each Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to the applicable Borrowing. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such

Lender’s Loan. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c)Payments by a Borrower; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Issuing Bank or the applicable Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Issuing Bank or the applicable Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then Issuing Bank, or each applicable Lender, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to the Issuing Bank or such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.5Evidence of Debt.
(a)The Loans made by each Lender shall be evidenced by such Lender’s Note and by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The L/C Credit Extensions made by the Issuing Bank shall be evidenced by one or more accounts or records maintained by the Issuing Bank and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent, the Issuing Bank, and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by the Issuing Bank, or any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(b)In addition to the accounts and records referred to in Section 2.2(a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.6Cash Collateral.
(a)Certain Credit Support Events. If (i) the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 10.2, or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the Issuing Bank, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 12.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral and in all proceeds thereof, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.7(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at MidFirst Bank. Each Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.6 or Sections 2.2, 10.2 or 12.22 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.7(b)(vii))) or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.7Interest; Payment Terms.
(a)Loans – Payment of Principal and Interest; Revolving Nature. The unpaid principal amount of the Loans shall, subject to the following sentence and Section 2.7(f), bear interest at the Applicable Rate. If at any time such rate of interest would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Loans below the Maximum Rate until the aggregate amount of interest accrued on the Loans equals the aggregate amount of interest which would have accrued on the Loans if the interest rate had not been limited by the Maximum Rate. All accrued but unpaid interest on the principal balance of the Loans shall be payable on each Interest Payment Date and on the Maturity Date, provided that interest accruing at the Default Interest Rate pursuant to Section 2.8(f) shall be payable on demand. The then Outstanding Amount of the Loans and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date. The unpaid principal balance of the Loans at any time shall be the total amount advanced hereunder by Lenders less the amount of principal payments made thereon by or for the Borrowers, which balance may be endorsed on the Notes from time to time by Lenders or otherwise noted in Lenders’ or the Administrative Agent’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.
(b)Application. Except as expressly provided herein or in the Intercreditor Agreement to the contrary, all payments on the Obligations under the Loan Documents shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs or obligations (other than the Outstanding Amount thereof and interest thereon) for which any Borrower shall be obligated or the Administrative Agent, the Issuing Bank, or any Lender shall be entitled pursuant to the provisions of this Agreement, the Notes or the other Loan Documents; (ii) the payment of accrued but unpaid interest thereon; and (iii) the payment of all or any portion of the principal balance thereof then outstanding hereunder. If an Event of Default has occurred under this Agreement, the Notes or under any of the other Loan Documents and has not been waived, any such payment shall be applied as provided in Section 10.3 below.
(c)Computation Period. Interest on the Loans and all other amounts payable by the Borrowers hereunder on a per annum basis shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a 365-day year or 366-day year, as the case may be. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)Unconditional Payment. Each Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by the Administrative Agent hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.
(e)Partial or Incomplete Payments. Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the Administrative Agent in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by the Administrative Agent of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be an Event of Default.
(f)Default Interest Rate.
(i)If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Interest Rate to the fullest extent permitted by applicable Laws.
(ii)If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Interest Rate to the fullest extent permitted by applicable Laws.

(iii)Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Interest Rate to the fullest extent permitted by applicable Laws.
(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(g)Term SOFR Conforming Changes. In connection with the use or administration of SOFR, the Administrative Agent will have the right to make conforming changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of SOFR.
(h)Interest Elections.
(i)Subject to Section 2.1, the Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Loan, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a SOFR Loan, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(ii)Each such election pursuant to this Section 2.7(h) shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Administrative Agent (if promptly confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.1(b) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.
(iii)Each Interest Election Request pursuant to this Section 2.7(h) shall specify the following information in compliance with Section 2.1:
(A)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(B)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(C)the Type of the resulting Borrowing; and

(D)if the resulting Borrowing is a SOFR Loan, the Interest Period therefor after giving effect to such election.
Section 2.8Voluntary Termination or Reduction of Commitments; Prepayments.
(a)Voluntary Termination or Reduction of Commitments. The Borrowers may, upon written notice to the Administrative Agent, terminate the Commitments, or from time to time permanently reduce the Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, and (iii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Exposure of all Lenders would exceed the aggregate amount of the Commitments of the Lenders. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Commitments. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.
(b)Voluntary Prepayments. Subject to the conditions set forth below, the Borrowers shall have the right, at any time and from time to time upon at least (i) three (3) U.S. Government Securities Business Days prior written notice to the Administrative Agent for any prepayment of SOFR Loans or (ii) one (1) Business Day prior written notice to the Administrative Agent for any prepayment of Base Rate Loans, to prepay the principal of the Loans in full or in part, without premium or penalty except as provided in Section 3.5. If there is a prepayment of all or any portion of the principal of the Loans on or before the Maturity Date for such Loans, whether voluntary or because of acceleration or otherwise, such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus, to the extent invoiced at least one Business Day prior to such date, any other sums which have become due to Lenders under the other Loan Documents on or before the date of prepayment, but which have not been fully paid.
(c)Mandatory Prepayment of Facility. Except as provided in Section 2.9(f) hereof, if at any time the Exposure of the Lenders exceeds the Borrowing Base then in effect, then Borrowers shall immediately prepay the entire amount of such excess to the Administrative Agent, for the ratable account of Lenders, or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.8(c) unless after the prepayment in full of the Loans, the Exposure of the Lenders exceeds the Borrowing Base then in effect.
Section 2.9Borrowing Base.
(a)Borrowing Base Standards. The Borrowing Base shall represent the approval in their sole discretion of the Required Lenders or all Lenders, as applicable, of the Administrative Agent’s determination of the loan amount that may be supported by the Required Lenders’ or all Lenders’, as applicable, evaluation of the Proved Reserves of the Obligated Parties. The determination of the Borrowing Base will be made in the sole discretion of the Lenders or Required Lenders, as applicable, taking into account then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each such Lender from time to time for its petroleum industry customers, which may include (i) an analysis of such reserve and production data with respect to all of the Proved Reserves of the Obligated Parties, including the Mortgaged Properties, as is provided to the Lenders in accordance herewith, (ii) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Obligated Parties, (iii) the Obligated Parties’ Hedging

Transactions and the status (or lack thereof) of any provider of Hedging Transactions as an “Approved Swap Counterparty,” and (iv) such other credit factors as each Lender considers in evaluating similar oil and gas credit facilities. The Borrowers and the Lenders acknowledge that due to the uncertainties of the oil and gas exploration, development, production and marketing process, the determination of the loan amount will be less than the total present value of the Proved Reserves of the Obligated Parties, which the Borrowers acknowledge to be essential for the adequate protection of the Lenders. Without limiting the foregoing, the Lenders may exclude any oil and gas reserves or portion of production therefrom or any income from any other property from the Borrowing Base, at any time, because title information is not satisfactory, such oil and gas reserves are not Mortgaged Properties or such oil and gas reserves are not in “pay” status. In connection with the Borrowers’ initial acquisition of material Oil and Gas Properties, the Borrowers will furnish an initial Reserve Report to the Administrative Agent together with written notification that the Borrowers desire the Lenders to implement a new Borrowing Base amount, following which the Administrative Agent and the Lenders shall work to establish such Borrowing Base amount pursuant to the standards and procedures set forth in this Section 2.10.
(b)Periodic Determinations of Borrowing Base. On the basis of the information furnished to the Administrative Agent hereunder (including the Reserve Reports contemplated by Section 7.1(b)(i) and such other reports, appraisals, title materials and information as the Administrative Agent may deem appropriate), following the first implementation of a positive Borrowing Base amount pursuant to Section 2.9(a), the Administrative Agent shall thereafter determine a new Borrowing Base and the MFB Margined Collateral Value two times a year, such redeterminations to occur approximately six months apart prior to the Maturity Date, on or about May 1 and November 1 of each year. Each such determination shall become effective upon approval by the Required Lenders or all Lenders, as applicable, in accordance with the procedures set forth in Section 2.9(d) and subsequent written notification from the Administrative Agent to the Borrowers, and which, subject to the other provisions of this Agreement, shall be the Borrowing Base until the effective date of the next redetermination as provided in this Section 2.9. In the event that the Borrowers do not furnish to the Administrative Agent a Reserve Report by the dates specified in Section 7.1(b)(i) in connection with a scheduled redetermination under this clause (b), then the Administrative Agent and the Required Lenders or all Lenders, as applicable, may nonetheless redetermine the Borrowing Base and/or the MFB Margined Collateral Value and redetermine the Borrowing Base and/or re-designate the MFB Margined Collateral Value, as applicable, from time to time thereafter in their sole discretion until the Administrative Agent receives the relevant Reserve Report, whereupon the Administrative Agent and the Required Lenders or all Lenders, as applicable, shall redetermine the Borrowing Base and/or re-designate the MFB Margined Collateral Value as otherwise specified in this Section 2.9.
(c)Special Determinations of Borrowing Base. Special determinations of the Borrowing Base may be requested by (A) the Borrowers not more than two (2) times per calendar year or (B) the Required Lenders at any time during the term hereof. If any special determination is requested by the Borrowers, the Borrowers shall provide, if requested by the Administrative Agent, an updated Reserve Report brought forward from the most recent Reserve Report furnished by the Borrowers to the Administrative Agent. If any special determination is requested by the Required Lenders, the Borrowers will provide the Administrative Agent with engineering data for the oil and gas reserves updated from the most recent Reserve Report furnished to the Administrative Agent, as soon as is reasonably possible following a request therefor. The determination whether to increase or decrease the Borrowing Base and/or the MFB Margined Collateral Value shall be made in accordance with the standards set forth in Section 2.9(a) and the procedures set forth in Section 2.9(d). In the event of any special determination of the Borrowing Base pursuant to this Section, the Administrative Agent in the exercise of its discretion may postpone or cancel the next regularly scheduled determination of the Borrowing Base.

(d)General Procedures With Respect to Determination of Borrowing Base. Administrative Agent shall propose a redetermined Borrowing Base and a MFB Margined Collateral Value within sixty (60) days following receipt by the Administrative Agent and the Lenders of a Reserve Report and other applicable information, or at such other time as the Administrative Agent and the Lenders may determine in accordance with the last sentence of Section 2.9(b) (or, in the case of a special determination, the Administrative Agent may propose a redetermined Borrowing Base whether or not an updated Reserve Report has been requested or furnished). After having received notice of such proposal from the Administrative Agent, the Required Lenders (or all Lenders in the event of a proposed increase in the Borrowing Base, and/or a proposed increase to the MFB Margined Collateral Value) shall have fifteen (15) days to agree or disagree with such proposal. Solely as it relates to (x) a reaffirmation or proposed decrease of the Borrowing Base or (y) maintaining or decreasing the MFB Margined Collateral Value, if at the end of such 15-day period, the Required Lenders shall not have communicated their approval or disapproval, such silence shall be deemed an approval, and Administrative Agent’s proposal shall be the new Borrowing Base and MFB Margined Collateral Value. For the avoidance of doubt, as it relates to proposed increases of the Borrowing Base and/or proposed increases to the MFB Margined Collateral Value, silence from a Lender shall be deemed as disapproval. If the Required Lenders (or all Lenders, in the event of a proposed increase of the Borrowing Base and/or a proposed increase to the MFB Margined Collateral Value) cannot agree on the amount of the Borrowing Base or MFB Margined Collateral Value, as applicable, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base and the highest MFB Margined Collateral Value, in each case then acceptable to (i) in the case of a decrease or reaffirmation of the Borrowing Base and/or decrease or reaffirmation of the MFB Margined Collateral Value, a number of Lenders sufficient to constitute the Required Lenders, and (ii) in the case of an increase in the Borrowing Base and/or an increase in the MFB Margined Collateral Value, all of the Lenders, and such amounts shall become the new Borrowing Base and MFB Margined Collateral Value upon such determination by the Administrative Agent. Upon the final redetermination of the Borrowing Base and MFB Margined Collateral Value, the Administrative Agent and the Lenders approving same shall execute a Borrowing Base Adjustment Letter (which need not be executed by the Borrowers to be effective) or an amendment to this Agreement evidencing the new Borrowing Base and MFB Margined Collateral Value.
(e)[Intentionally Omitted].
(f)Borrowing Base Deficiency.
(i)If the total Exposure of the Lenders exceeds the amount of the Borrowing Base because of a periodic or special determination made pursuant to Section 2.9(b) or Section 2.9(c), then the Administrative Agent shall send a Borrowing Base Deficiency Notice to the Borrowers, and the Borrowers shall within thirty (30) days following receipt of such Borrowing Base Deficiency Notice elect whether to (A) prepay an amount which would, if prepaid immediately, reduce the total Exposure of the Lenders to the amount of the Borrowing Base, (B) execute a Mortgage (or cause another Obligated Party to execute a Mortgage) covering such other Oil and Gas Properties as are acceptable to the Administrative Agent having present values which, in the opinion of the Administrative Agent, based upon the Administrative Agent’s evaluation of the engineering data provided to it, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the total Exposure of the Lenders, or (C) do any combination of the foregoing as is reasonably acceptable to the Administrative Agent. If the Borrowers fail to make an election within thirty (30) days after the Borrowers’ receipt of the Borrowing Base Deficiency Notice, then the Borrowers shall be deemed to have selected the prepayment option specified in clause (A) above.
(ii)The Borrowers shall deliver such prepayments or Mortgages of additional Oil and Gas Properties in accordance with their election (or deemed election) pursuant to Section 2.9(f)(i) as follows:

(A)Prepayment Elections. If the Borrowers elect (or are deemed to have elected) to prepay an amount in accordance with Section 2.9(f)(i)(A) above, then the Borrowers may make such prepayment either (i) in one installment within ninety (90) days after the Borrowers’ receipt of the Borrowing Base Deficiency Notice, or (ii) in six equal (or as nearly equal as possible) consecutive monthly installments, commencing within thirty (30) days after the Borrowers’ receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter.
(B)Elections to Mortgage Additional Oil and Gas Properties. If the Borrowers elect to mortgage additional Oil and Gas Properties in accordance with Section 2.9(f)(i)(B) above, then (1) such properties shall be acceptable to the Administrative Agent with values determined by the Administrative Agent in accordance with this Section 2.9 and (2) the Borrowers or such other Obligated Parties shall execute, acknowledge and deliver to the Administrative Agent one or more Mortgages within thirty (30) days after the Borrowers’ receipt of the Borrowing Base Deficiency Notice (or such longer time as determined by the Administrative Agent); provided, however (x) if none of the additional Oil and Gas Properties offered by the Borrowers are acceptable to the Administrative Agent, the Borrowers shall be deemed to have elected the prepayment option specified in Section 2.9(f)(i)(A) (and Borrowers shall make such prepayment in accordance with Section 2.9(f)(ii)(A)); and (y) if the aggregate present values of additional Oil and Gas Properties which are acceptable to the Administrative Agent are insufficient to eliminate the Borrowing Base Deficiency, then the Borrowers shall be deemed to have selected the option specified in Section 2.9(f)(i)(C) (and the Borrowers shall make prepayment and deliver one or more Mortgages as provided in Section 2.9(f)(ii)(C)). Together with such Mortgages, the Borrowers shall deliver to the Administrative Agent title opinions or other title information and data acceptable to the Administrative Agent such that the Administrative Agent shall have received, together with the title information previously delivered to the Administrative Agent, acceptable title information regarding the Oil and Gas Properties of the Obligated Parties that in the aggregate represent not less than the Required Reserve Value.
(C)Combination Elections. If the Borrowers elect (or are deemed to have elected) to eliminate the Borrowing Base Deficiency by a combination of prepayment and mortgaging of additional Oil and Gas Properties in accordance with Section 2.9(f)(i)(C), then (i) within thirty (30) days after the Borrowers’ receipt of the Borrowing Base Deficiency Notice (or such longer time as determined by the Administrative Agent), the Borrowers shall (or shall cause other Obligated Parties to) execute, acknowledge and deliver to the Administrative Agent one or more Mortgages covering such additional Oil and Gas Properties, and (ii) pursuant to one of the payment schedules set forth in clause (A) preceding, pay to the Administrative Agent the amount by which the Borrowing Base Deficiency amount exceeds the present values of such additional Oil and Gas Properties.
Article 3
TAXES, YIELD PROTECTION AND INDEMNITY
Section 3.1Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital or Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender or the Letters of Credit issued by Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 3.1(a) or (b) and delivered to Borrowers, shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.2Suspension Notice. Immediately after Administrative Agent gives a Suspension Notice to Borrowers, each Lender’s obligation to make or maintain the Loans at the Prime Rate or SOF Rate, as applicable, will be suspended and all interest payable at the Prime Rate or SOF Rate, as applicable, will automatically convert to a rate of interest determined by Administrative Agent based on an index and spread that is reasonably equivalent to the most recent, reliable Prime Rate or SOF Rate, as applicable, as determined in good faith by Administrative Agent, prior to the date of the Suspension

Notice.  Administrative Agent may only issue a Suspension Notice to Borrower under clause (C) of the definition of Suspension Notice if Administrative Agent (or any Lender) issues a similar notice to its other borrowers with loans of similar maturities which are tied to the Prime Rate or SOFR Index, as applicable, and for which any Lender has the right to issue such a Suspension Notice.  If circumstances further change and nullify the basis on which the Suspension Notice was given, then Administrative Agent will advise Borrowers of the change and thereafter the Loans will automatically bear interest at the Prime Rate or SOF Rate, as applicable.
Section 3.3Taxes.
(a)Defined Terms. For purposes of this Section 3.3 and Section 3.5, the term “applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligated Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligated Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes. The Obligated Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification. The Obligated Parties shall jointly and severally indemnify each Recipient, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrowers reasonably believe that any such Indemnified Taxes were not correctly or legally asserted, any Recipient will use reasonable efforts to cooperate with the Borrowers in pursuing a refund of such Indemnified Taxes so long as such efforts would not result in any material undue burden on such Recipient or any unreimbursed costs associated with such efforts.
(e)Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Obligated Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Obligated Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 3.3(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligated Party to a Governmental Authority pursuant to this Section 3.3, such Obligated Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Any documentation and information required to be delivered by a Lender pursuant to this Section 3.3(g) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrowers and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrowers or the Administrative Agent. Notwithstanding anything to the contrary in this clause (g)(i), the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.3(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(iii)The Administrative Agent shall assume primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 and Form 1042-S reporting and backup withholding responsibility with respect to payments it receives on account of any Lender. If the Administrative Agent is a U.S. Person, then it shall, on or prior to the Closing Date (or, in the case of a successor Administrative Agent, on or before the date on which it becomes Administrative Agent, co-agent or sub-agent hereunder), provide the Borrowers with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is exempt from U.S. federal backup withholding. If the Administrative Agent is not a U.S. Person, then it shall, on or prior to the Closing Date (or, in the case of a successor Administrative Agent, on or before the date on which it becomes the Administrative Agent, co-agent or sub-agent hereunder), provide the Borrowers with, (A) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8 claiming an exemption from U.S. withholding tax), and (B) with respect to payments made to the Administrative Agent on behalf of any Lender, two properly completed and executed copies of IRS Form W-8IMY (or any successor form) certifying that the Administrative Agent is either (1) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility, or (2) a U.S. branch providing such form as evidence of its agreement with the Borrowers to be treated as a “U.S. person” for U.S. federal withholding Tax purposes (as contemplated by Section 1.1441-1(b)(2)(iv)(A) of the United States Treasury Regulations) and that the payments it receives for the account of such Lenders are not effectively connected with the conduct of its trade or business in the United States.   If any form or certification Administrative Agent previously delivered expires or becomes obsolete or inaccurate in any respect, it will promptly update such form or certification.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.3(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.3(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.3(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.3(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.4Compensation for Losses. With respect to any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), in the event of the payment of any principal other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, the Borrowers shall compensate each Lender for any loss (excluding loss of anticipated profit), cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days (or such later date as may be agreed by the applicable Lender) after receipt thereof.
Section 3.5Mitigation of Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 or Section 3.3, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.1, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.5(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or Section 3.3) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.8;
(ii)such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.3, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 3.6Survival. All of each Borrower’s obligations under this Article 3 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
Article 4
SECURITY
Section 4.1Mortgaged Properties. To secure full and complete payment and performance of the Obligations, the Borrowers shall, and shall cause each of the other Obligated Parties to, grant a first priority Lien (subject to Permitted Liens) against the Oil and Gas Properties of the Obligated Parties to the extent set forth below pursuant to terms of one or more Mortgages. In connection with each Reserve Report delivered pursuant to Section 7.1(b)(i), the Borrowers shall review the Reserve Report and determine whether the Mortgaged Properties represent at least the Required Reserve Value after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least such Required Reserve Value, or at any other time at which the Administrative Agent has notified the Borrowers that the Mortgaged Properties do not represent at least the Required Reserve Value, then the Borrowers shall, and shall cause the other Obligated Parties to, grant, within thirty (30) days of delivery of the Reserve Report under Section 7.1(b)(i) or receipt of such notification, as applicable (or such later date as the Administrative Agent may determine in its sole discretion), to the Administrative Agent as security for the Obligations a first-priority Lien interest (subject to Permitted Liens) on additional Oil and Gas Properties of the Obligated Parties, which Oil and Gas Properties are not already subject to a Lien of the Collateral Documents, such that after giving effect thereto, the Mortgaged Properties will represent at least the Required Reserve Value. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages that are in form and substance satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.
Section 4.2Collateral. To secure full and complete payment and performance of the Obligations, the Borrowers shall, and shall cause the other Obligated Parties to, execute and deliver or cause to be executed and delivered all of the Collateral Documents required by the Administrative Agent covering the Collateral, subject, with respect to Oil and Gas Properties, to the limited requirements set forth in Section 4.1. The Borrowers shall execute and cause to be executed such further documents and instruments, including UCC financing statements, as the Administrative Agent, in its reasonable discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral and maintain the priority thereof as required by the Loan Documents.
Section 4.3Setoff. If an Event of Default shall have occurred which has not been waived, and subject to the Intercreditor Agreement, the Administrative Agent, each Bank Product Provider and each Lender shall have the right to set off against the Obligations under the Loan Documents, at any time and without notice to the Borrowers or any Guarantor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Administrative Agent, any Bank Product Provider or such Lender to the Borrowers or any Guarantor whether or not the Obligations under the Loan Documents are then due; provided that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 12.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Bank Product Providers and the Lenders; and (b) such

Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations under the Loan Documents owing to such Defaulting Lender as to which it exercised such right of setoff. To the extent that any Borrower has accounts, which in the style thereof as reflected in the Administrative Agent’s records are designated as royalty, employee benefits and payroll, joint interest owner or operator accounts, the foregoing right of setoff shall only extend to funds in such accounts which do not belong to, or otherwise arise from payments to such Borrower for the account of, third-party royalty, employee benefits and payroll, joint interest owners, or operators, and any funds in such accounts improperly setoff shall be returned to such Borrower upon presentation by such Borrower of reasonable proof that such funds were being held for the account of such other Persons. Each Lender, Bank Product Provider or Administrative Agent making such an offset and application shall give the Borrowers and other Lenders written notice of such offset and application promptly after effecting it. Subject to the Intercreditor Agreement, each amount set off shall be paid to the Administrative Agent for application to the Obligations under the Loan Documents in the order set forth in Section 10.3. The rights and remedies of the Administrative Agent and each Bank Product Provider and Lender hereunder are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent or such Bank Product Provider or Lender may have.
Section 4.4Authorization to File Financing Statements. Each Borrower and each other Obligated Party that has granted a security interest in connection herewith authorizes the Administrative Agent to complete and file, from time to time, financing statements and amendments, supplements to and continuations of financing statements naming such Obligated Party as debtor and describing the Collateral or stating that such financing statements cover “all assets” or “all personal property” or similar such description of the properties of the Obligated Parties.
Article 5
CLOSING REQUIREMENTS; CONDITIONS PRECEDENT
Section 5.1Closing Date. On or before the Closing Date, the Borrowers shall deliver to the Administrative Agent all of the following, each dated (unless otherwise indicated or otherwise specified by the Administrative Agent) the Closing Date, in form and substance and, where applicable, in a sufficient number of counterparts satisfactory to the Administrative Agent:
(a)Credit Agreement. Executed counterparts of this Agreement;
(b)Resolutions. Resolutions of the Board of Directors (or other governing body) of each Obligated Party certified by the Secretary or an Assistant Secretary (or a Responsible Officer or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement, the other Loan Documents to which such Person is or is to be a party and the Intercreditor Agreement to the extent party thereto;
(c)Incumbency Certificate. A certificate of incumbency certified by a Responsible Officer of each Obligated Party certifying the names of the individuals or other Persons authorized to sign this Agreement, each of the other Loan Documents to which such Obligated Party is or is to be a party (including the certificates contemplated herein), and the Intercreditor Agreement to the extent party thereto, on behalf of such Person together with specimen signatures of such individual Persons;
(d)Officer’s Certificate. A certificate signed by a Responsible Officer of each Borrower certifying (i) that all consents or resolutions of its board of directors (or comparable governing body), licenses and approvals required in connection with the authorization, execution, delivery and performance by each Obligated Party of the Loan Documents to which it is a party have been obtained and are in full force and effect, (ii) that to the best knowledge of such Responsible Officer, the representations and warranties of the Obligated Parties contained in Sections 6.1, 6.3 (solely with respect to those Loan Documents executed on the Closing Date), 6.7 (solely with respect to those Loan Documents executed on the Closing Date), 6.8 (solely with respect to those Loan Documents executed on the Closing Date), 6.12, 6.13, 6.17, 6.20, and 6.21 of this Agreement are true and correct as of the Closing Date, (iii) that no Default has occurred and (iv) such other matters as the Administrative Agent may request;
(e)Constituent Documents. The Constituent Documents and all amendments thereto for each Obligated Party, with the formation documents included in the Constituent Documents being certified as of a date acceptable to the Administrative Agent by the appropriate government officials of the state of incorporation or organization of such Obligated Party, and all such Constituent Documents being accompanied by certificates that such copies are complete and correct, given by an authorized representative acceptable to the Administrative Agent;
(f)Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of each Obligated Party as to the existence and good standing of such Obligated Party. Each certificate or other evidence required by this clause (f) shall be dated within thirty (30) days prior to the Closing Date unless waived by the Administrative Agent;
(g)Opinions of Counsel. A favorable opinion of Mayer Brown LLP, legal counsel to the Obligated Parties, as to such matters as the Administrative Agent may reasonably request. The Obligated Parties request such counsel to deliver such opinions to the Administrative Agent and the Lenders;
(h)Notes. The Notes executed by each Borrower in favor of each Lender;
(i)Guaranty. The Guaranty executed by each Initial Guarantor;
(j)Attorneys’ Fees and Expenses. The costs and expenses (including reasonable attorneys’ fees) referred to in Section 12.1, to the extent documented and invoiced shall have been paid in full by the Borrowers;
(k)Beneficial Ownership. To the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to such Borrower, in form and of substance reasonably acceptable to the Administrative Agent.
(l)Closing Fees. Evidence that any other fees due on or before the Closing Date have been paid.
(m)Additional Mortgages.  The Borrowers shall, and shall cause each other applicable Obligated Party to, have delivered to the Administrative Agent (i) one or more Mortgages in favor of the Administrative Agent (or, if applicable, a trustee for the benefit of the Administrative Agent) securing the Obligations with respect to additional Oil and Gas Properties such that, together with the PW Value of the Oil and Gas Properties heretofore mortgaged under the Existing Credit Agreement, are sufficient for the Borrowers to satisfy the Required Reserve Value, in each case, executed and delivered by a duly authorized officer of each applicable Credit Party in sufficient counterparts for the prompt recordation thereof, and (ii) any financing statements required by any local jurisdiction for the recordation of the Mortgages required by clause (i) and (iii) in the case of any Mortgage encumbering Oil and Gas Properties in the State of Texas, a favorable, signed opinion of local counsel in the State of Texas, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(n)Schedule of Hedging Transactions. A schedule of all commodity Hedging Transactions then in existence entered into by any Obligated Party and each Approved Swap Counterparty that is party to the Intercreditor Agreement on such date (including, for each commodity Hedging Transaction, the tenor, volume and fixed price thereof).
(o)[Intentionally Omitted].
(p)Title Information. Title opinions or other title information and data reasonably acceptable to the Administrative Agent covering Oil and Gas Properties that in the aggregate represent the Required Reserve Value, reflecting title to the Oil and Gas Properties of the Obligated Parties in such Mortgaged Properties which is acceptable to the Administrative Agent; provided that no Obligated Party shall be required to deliver title opinions or other title information or other data with respect to any Oil and Gas Properties that were covered by a Mortgage prior to the Closing Date;
(q)Initial Reserve Report. A true and correct copy of an initial Reserve Report(s);
(r)Material Adverse Event. Such evidence as the Administrative Agent may request to confirm that no event or circumstance has occurred which has or would reasonably be expected to result in a Material Adverse Event;
(s)Additional Information. Such additional information and documentation as the Administrative Agent may reasonably require relating to the Loan Documents (and amendments thereto) and the transactions contemplated hereby and thereby;
(t)[Intentionally Omitted];
(u)[Intentionally Omitted];
(v)[Intentionally Omitted];
(w)[Intentionally Omitted]; and
(x)Lien Searches. (i) The results of UCC lien searches showing all financing statements and other documents or instruments on file against each Obligated Party in the appropriate filing offices, such search to be as of a date no more than thirty (30) days prior to the Initial Borrowing Base Determination Date, and reflecting no Liens against any of the intended Collateral other than Liens being released or assigned to the Administrative Agent concurrently with the initial Credit Extension, and (ii) other satisfactory evidence that prior Liens on the Collateral (other than Permitted Liens) are being released or assigned to the Administrative Agent on such date.

For purposes of determining compliance with the conditions set forth in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or be acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Initial Borrowing Base Determination Date specifying its objection thereto.

Section 5.2All Extensions of Credit. The obligation of Lenders to make any Credit Extension hereunder (including the initial Credit Extension) is subject to the following additional conditions precedent:
(a)Request for Credit Extension. The Administrative Agent shall have received in accordance with this Agreement, as the case may be, a Borrowing Request, or Letter of Credit Application, as applicable, pursuant to the Administrative Agent’s requirements and executed by a Responsible Officer of a Borrower;
(b)No Default. No Default shall have occurred and be continuing, or would result from or after giving effect to such Credit Extension, and, with respect to any Borrowing Request that is furnished after the last day of a fiscal quarter or year but prior to the earlier of the date the financial statements are required to be, or actually are, delivered to the Administrative Agent with the associated Compliance Certificate for such quarter or year, to the Borrowers’ knowledge at the time of the request, the Borrowers are not in breach of a financial covenant under Article 9 as of the last day of such quarter or year (and the associated Borrowing Request shall include a certification to such effect);
(c)Representations and Warranties. All of the representations and warranties contained in Article 6 and in the other Loan Documents shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension;
(d)Availability under Facility. After giving effect to the Credit Extension so requested, the total Exposure of the Lenders shall not exceed the aggregate Commitments of the Lenders in effect as of the date of such Credit Extension;
(e)Satisfaction of Post-Closing Requirements of Section 7.15(a).  If, after giving effect to the Credit Extension so requested, the total Exposure of the Lenders would exceed $65,000,000, the Administrative Agent shall be satisfied in its sole and absolute discretion that all actions required under clause (a) of Schedule 7.15 have been completed.
(f)No Violation of Law. The making of such Credit Extension will not contravene, violate or conflict with any requirements of applicable Law.

Each request for a Credit Extension hereunder shall be deemed to be a representation and warranty by each Borrower that the conditions specified in this Section 5.2 have been satisfied on and as of the date of the applicable Credit Extension.

Section 5.3Conditions for the Benefit of Lenders. All conditions to the obligations of the Administrative Agent, the Issuing Bank and the Lenders to make any Credit Extension hereunder are imposed hereby solely for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and no other Person may require satisfaction of any such condition or be entitled to assume that the Administrative Agent, the Issuing Bank or the Lenders will refuse to make any Credit Extension in the absence of compliance with such conditions.
Article 6
REPRESENTATIONS AND WARRANTIES

Each Borrower and, to the extent applicable to any other Obligated Party, such Obligated Party, hereby represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders as follows, as of the Closing Date and on each date on which any Credit Extension is made hereunder, with the intention that the Administrative Agent, the Issuing Bank and the Lenders shall rely thereon without any investigation or verification by the Administrative Agent, the Issuing Bank or any Lender or their respective counsel (which representations and warranties shall survive the delivery of the Notes and the termination of the facilities described herein) the representations and warranties set forth in this Article 6.

Section 6.1Entity Existence. Each Borrower is a corporation, limited liability company or other legal entity, duly organized under the laws of the State of its incorporation or formation, as applicable. Each Initial Guarantor is a corporation, limited liability company or other legal entity, duly organized under the laws of the State of its incorporation or formation, as applicable. Each of the Obligated Parties (a) is validly existing and in good standing or has “active status”, as applicable, under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would result in a Material Adverse Event. Each of the Obligated Parties has the power and authority to execute, deliver, and perform its obligations under this Agreement, the other Loan Documents to which it is or may become a party and the Intercreditor Agreement to the extent party thereto.
Section 6.2Financial Statements; Etc. With respect to financial statements delivered to the Administrative Agent from time to time pursuant to Section 7.1, such financial statements have been prepared in accordance with GAAP, and fairly and accurately present in all material respects, on a consolidated basis, the financial condition of the Reporting Group as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Except as disclosed in a writing delivered by the Borrowers to the Administrative Agent and the Lenders prior to the execution and delivery of this Agreement, there has been no event or circumstance since the date of the audited financial statements of the Borrowers most recently delivered prior to the Closing Date by the Borrowers to the Administrative Agent, either individually or in the aggregate, that has had or would reasonably be expected to result in a Material Adverse Event.
Section 6.3Action; No Breach. The execution, delivery, and performance by each Obligated Party of this Agreement, the other Loan Documents and the Intercreditor Agreement, in each case to the extent such Obligated Party is a party thereto, and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of or default under, or require any consent under (i) the Constituent Documents of such Person, (ii) any applicable Law (including the Margin Regulations), or (iii) any agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject, or (b) result in the creation or imposition of any Lien upon any of the revenues or assets of such Person, except Liens in favor of the Administrative Agent, except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Event.
Section 6.4Operation of Business. Each Obligated Party (a) possesses all material licenses, permits, consents, authorizations, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and (b) has performed and abided in all material respects by all obligations required to be performed by it to the extent required under the foregoing, except as would not reasonably be expected to result in a Material Adverse Event.
Section 6.5Litigation and Judgments. Except as disclosed on Schedule 6.5 as of the date hereof, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of any Borrower, threatened against or affecting any Obligated

Party or any of their respective properties which would reasonably be expected to result in a Material Adverse Event.
Section 6.6Rights in Properties; Liens.
(a)Each Obligated Party has good record and defensible title to all Property purported to be owned by it (other than its Oil and Gas Properties, which are addressed in clause (b) below), including the Properties reflected in the financial statements described in Section 6.2, and none of such Properties is subject to any Lien that is not a Permitted Lien.
(b)Each Obligated Party has good and defensible title in and to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report that are included in the determination of the Borrowing Base, other than Oil and Gas Properties which have been disposed of subsequent to the delivery of such certificate in a manner which complies with Section 8.8 and which has been disclosed in writing to the Administrative Agent. Such Oil and Gas Properties are free and clear of all Liens other than Permitted Liens.
(c)No Obligated Party has conveyed or transferred to any other Person a beneficial interest in the Oil and Gas Properties owned by it of record, whether pursuant to unrecorded assignments or transfers or accounting mechanisms, except for Dispositions done in compliance with Section 8.8. Each Borrower and each of the other Obligated Parties has paid all royalties payable under the oil and gas leases concerning which an Obligated Party is an operator, except those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP.
Section 6.7Enforceability. This Agreement, the other Loan Documents and the Intercreditor Agreement constitute legal, valid, and binding obligations of each Obligated Party purporting to execute the same, enforceable against each such Person in accordance with their respective terms, except as limited by Debtor Relief Laws and general principles of equity.
Section 6.8Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by any Obligated Party of all Loan Documents and the Intercreditor Agreement (to the extent such Obligated Party is a party thereto) or the validity or enforceability thereof, except (i) that the perfection of Liens created by certain of the Collateral Documents may require the filing of financing statements or Mortgages in the appropriate recordation offices, (ii) such other authorizations, approvals and consents as have been obtained and are in full force and effect, (iii) those third party approvals or consents, which, if not made or obtained, would not cause a Default hereunder, and would not reasonably be expected to result in a Material Adverse Event or do not have an adverse effect on the enforceability of the Loan Documents, and (iv) those consents, approvals or filings that are customarily obtained after the closing of an acquisition of Oil and Gas Properties.
Section 6.9Taxes. Each Obligated Party has filed all tax returns (federal, state, and local) required to be filed by such Obligated Party, including all income, franchise, employment, Property, gross production or severance, and sales tax returns, and has paid all of its liabilities for taxes, assessments, governmental charges, and other levies that are due and payable, other than (a) taxes the payment of which is being contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP, or (b) to the extent that the failure to do so would not reasonably be expected to have a materially adverse impact on such Obligated Party. No Obligated Party is party to any tax sharing agreement other than ordinary course agreements the primary focus of which is not related to Taxes. No Obligated Party intends to treat the Loans or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)).
Section 6.10Use of Proceeds; Margin Securities. The proceeds of Credit Extensions shall be used by the Borrowers for working capital in the ordinary course of business, for the acquisition of Oil and Gas Properties, and for the drilling and development of the Oil and Gas Properties of the Obligated Parties. No Obligated Party will, directly or indirectly, use any of the proceeds of the Loans for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C. F. R. 221, as amended), or any “security that is publicly-held” within the meaning of Regulation T of such Board of Governors (12 C.F.R. 220, as amended), or otherwise take or permit any action which would involve a violation of such Regulation U, Regulation T or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board of Governors. The Loans are not secured, directly or indirectly, in whole or in part, by Collateral that includes any “margin stock” within the meaning of Regulation U. No Obligated Party will engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of such Regulation U.
Section 6.11ERISA. Except as would not reasonably be expected to result in a Material Adverse Event: (i) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or such Plan is entitled to rely on a favorable opinion letter issued by the IRS and, to the knowledge of any Borrower, nothing has occurred which would cause the loss of such qualification; (ii) no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan; (iii) there are no pending or, to the knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; (iv) there has been no non-exempt Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan; (v) no ERISA Event has occurred or is reasonably expected to occur; (vi) no Plan has any Unfunded Pension Liability; (vii) no Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (viii) no Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, is reasonably expected to result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan that has not been satisfied in full; and (iv) no Obligated Party or ERISA Affiliate has engaged in a transaction that could reasonably expected to be subject to Section 4069 or 4212(c) of ERISA.
Section 6.12Disclosure. No statement, information, report, representation, or warranty made by any Obligated Party in this Agreement, in any other Loan Document or the Intercreditor Agreement or furnished to the Administrative Agent or any Lender in connection herewith or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading; provided that, with respect to financial projections, prospect information, engineering projections and other forward-looking information and information of a general economic or industry specific nature, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and utilized reasonable assumptions and due care in the preparation of such forecast or projection (it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that no Borrower makes any representation that such projections will be realized).

Section 6.13Subsidiaries. No Borrower has any Subsidiaries other than those listed on Schedule 6.13 (and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed or acquired in compliance with Section 7.13), and Schedule 6.13 sets forth as of the Closing Date the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the Borrowers’ Equity Interests in such Subsidiary. All of the Equity Interests of each Subsidiary described on Schedule 6.13 have been validly issued, are fully paid, and are non- assessable and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments with respect to any such Equity Interests, except as reflected on such Schedule.
Section 6.14Other Agreements. No Obligated Party is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party which would reasonably be expected to result in a Material Adverse Event.
Section 6.15Compliance with Laws. No Obligated Party is in violation in any material respect of any applicable Law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Event.
Section 6.16[Intentionally Omitted].
Section 6.17Regulated Entities. No Obligated Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) is a “utility” under the Laws of the State of Oklahoma or any other jurisdiction wherein such Person is required to qualify to do business or (c) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents or the Intercreditor Agreement.
Section 6.18Environmental Matters. The Borrowers and their respective Subsidiaries have conducted in the ordinary course of business a review of the effect of existing Environmental Laws and written claims that any such Person has received alleging potential liability or responsibility for violation of any Environmental Law on such Person’s business, operations and properties, and as a result thereof, the Borrowers have reasonably concluded that, except as specifically disclosed in Schedule 6.18, such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Event. Further, except for such matters individually or in the aggregate could not reasonably be expected to result in a Material Adverse Event:
(a)Each of the Obligated Parties and all of their respective Properties and operations are in compliance with all applicable Environmental Laws. No Borrower is aware of, nor has any Borrower received notice of, any past or present conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Obligated Parties with all applicable Environmental Laws;
(b)Except for Hazardous Materials that are in material compliance with Environmental Laws, to the knowledge of the Obligated Parties, no Hazardous Materials (other than Hydrocarbons) exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the Properties of the Obligated Parties;
(c)No Obligated Party nor any of their respective currently or, to the knowledge of any Borrower, previously owned or leased Properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release; and
(d)No Lien arising under any Environmental Law has attached to any property or revenues of any Obligated Party.
Section 6.19Intellectual Property. No claim has been asserted or is pending by any Person with respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property, and no Obligated Party knows of any valid basis for any such claim. The use of such Intellectual Property by any Obligated Party does not infringe on the rights of any Person, except for such claims and infringements as would not, in the aggregate, reasonably be expected to result in a Material Adverse Event.
Section 6.20Foreign Assets Control Regulations and Anti-Money Laundering. Each Obligated Party and each Subsidiary of each Obligated Party is in compliance in with all United States economic sanctions Laws, Executive Orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism laws and regulations. No Obligated Party and no Subsidiary or, to the knowledge of the Obligated Parties, Affiliate of any Obligated Party (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with whom a United States Person cannot deal or otherwise engage in business transactions, (b) is a Person who is otherwise the subject of United States economic sanction Laws such that a United States Person cannot engage in certain business transactions with such Person, or (c) is controlled by (including by virtue of such person being a director or owning voting shares or interests), or acts, directly or knowingly, indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement, any other Loan Document or the Intercreditor Agreement would be prohibited under applicable United States Law.
Section 6.21Patriot Act. The Obligated Parties, each of their Subsidiaries, and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) all other applicable federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. The Obligated Parties will maintain in effect policies and procedures designed to promote compliance by the Obligated Parties, its Subsidiaries, and their respective directors, officers, employees, and agents with (x) applicable sanctions administered or enforced by OFAC, the U.S. Department of State or other relevant sanctions authority, (y) the FCPA and (z) other applicable anti-corruption laws.
Section 6.22Insurance. The properties of the Obligated Parties are insured to the extent required by Section 7.5.
Section 6.23Solvency. Each Obligated Party is Solvent and has not entered into any transaction with the intent to hinder, delay or defraud a creditor.
Section 6.24Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Permitted Liens) on all right, title and interest of the respective Obligated Parties party thereto in the Collateral. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens in Collateral, and such Lien when perfected will constitute a first-priority Lien (except as to Permitted Liens) on all of the Obligated Parties’ right, title and interest in the Collateral described therein.
Section 6.25Businesses. Each Obligated Party is presently engaged directly or through its Subsidiaries in the business of oil and gas acquisition, exploration, development, gathering, transportation and production.
Section 6.26Labor Matters. There are no labor controversies pending, or to the best knowledge of any Borrower, threatened against any Obligated Party which would reasonably be expected to result in a Material Adverse Event.
Section 6.27Gas Balancing Agreements and Advance Payment Contracts. As of the Closing Date, (a) to each Borrower’s knowledge, there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by the Obligated Parties under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed the Threshold Amount.
Section 6.28Material Agreements. Schedule 6.28 sets forth a complete and correct list of all agreements to which any Obligated Party is a party or its assets are subject, in each case in effect on the Closing Date and to the extent that a default, breach, termination or other impairment thereof could reasonably be expected to cause a Material Adverse Event.
Section 6.29Hedging Agreements and Transactions. Schedule 6.29 sets forth a complete and correct list of all Hedging Agreements and Hedging Transactions entered into by any Obligated Party in effect on the Closing Date and on the date of each update thereof required hereunder, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), and the counterparty thereto.
Section 6.30[Intentionally Omitted].
Section 6.31Foreign Operations. No Obligated Party owns any Oil and Gas Properties or otherwise conducts business outside the geographical boundaries of the United States.
Section 6.32No Default. No Default has occurred which is continuing. The receipt by the Borrowers of the initial Borrowing will not cause a Default to exist.
Section 6.33Affected Financial Institution. No Obligated Party is an Affected Financial Institution.
Article 7
AFFIRMATIVE COVENANTS

Commencing on the Closing Date, and thereafter for so long as the Lenders are required to make Loans hereunder or the Issuing Bank is required to issue letters of credit hereunder, any principal of or interest on the Notes remains unpaid, any L/C Obligations exist, any Letter of Credit remains outstanding or any other portion of the Obligations (other than contingent or indemnification obligations for which no claim has been asserted) remains outstanding, each Borrower and, to the extent applicable to any other Obligated Party, such Obligated Party will duly perform and observe each and all of the covenants and agreements set forth in this Article:

Section 7.1Reporting Requirements. The Borrowers will furnish to the Administrative Agent each of the following:
(a)Financial Reports.
(i)Reporting Group Annual Financial Statements. As soon as available and in any event within ninety (90) days after the last day of each fiscal year of the Borrowers, copies of the consolidated and consolidating balance sheet of the Reporting Group as of the end of such fiscal year and the related consolidated and consolidating statements of income or operations, changes in owners’ capital, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail; such financial statements to be audited by Baker Tilly US, LLP or another firm of independent certified public accountants selected by the Borrowers and reasonably acceptable to the Administrative Agent, and accompanied by a report of such accountants confirming that such financial statements have been prepared in accordance with GAAP and which shall not be subject to any “going concern” or like qualification or exception or any material qualification or exception as to the scope of such audit.
(ii)Reporting Group Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the last day of each fiscal quarter of each fiscal year of the Borrowers, copies of the unaudited consolidated and consolidating balance sheets of the Reporting Group as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter, and the related consolidated and consolidating statements of income or operations, changes in owners’ capital, and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, all in reasonable detail, certified by a Responsible Officer of each Borrower as having been prepared in accordance with GAAP and fairly presenting in all material respects the financial condition, results of operations, partners’ capital and cash flows of the Persons covered thereby as of the dates and for the periods indicated therein, subject only to the absence of footnotes and normal year-end audit adjustments.
(iii)Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 7.1(a) and 7.1(b), a properly completed Compliance Certificate.
(b)Oil and Gas Reserve, Production and Other Reports.
(i)Reserve Reports. (i) On or before March 1 of each year, a Reserve Report prepared by the Borrowers’ own engineers with information as of the immediately preceding January 1 and certified by a Responsible Officer of each Borrower, (ii) on or before October 1 of each year, a Reserve Report prepared by an Independent Engineer with information as of the immediately preceding July 1.
(ii)Acquisitions and Dispositions of Oil and Gas Properties. Concurrently with each Reserve Report delivered under subsection (a) above, a description of any Oil and Gas Property in which any Obligated Party acquired an interest or Disposed of since the delivery to the Administrative Agent of the immediately previous Reserve Report.
(iii)Lease Operating Statements. Together with each Reserve Report delivered under subsection (a) above and otherwise promptly upon reasonable request by Administrative Agent, lease operating statements.
(iv)Responsible Officer Certificates. Together with the delivery of any Reserve Report to the Administrative Agent pursuant to this Section 7.1(b), a certificate signed by a Responsible Officer certifying that, to the best of such signatory’s knowledge, such reports and other information are true, accurate and complete in all material respects for the periods covered in such reports;

provided that to the extent such reports include projections of future volumes of production and future costs, it is understood that such estimates are necessarily based upon professional opinions, and the Obligated Parties do not warrant that such opinions will ultimately prove to have been accurate.
(c)Hedging Schedule. In connection with Sections 7.1(a) and 7.1(b), the Borrowers shall deliver a schedule in form and substance satisfactory to the Administrative Agent prepared by the Borrowers (i) setting forth in reasonable detail all Hedging Transactions of the Borrowers and their Subsidiaries, together with a statement of the position with respect to each such Hedging Transaction, (ii) setting forth, to the extent not already described in clause (i), all Hedging Transactions of the Borrowers and their Subsidiaries and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement, and (iii) demonstrating the Borrower’s compliance with Section 7.14.
(d)Notice of Certain Events.
(i)Notice of Litigation. Promptly but in any event within ten (10) Business Days after any Obligated Party becomes aware thereof, written notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting any Obligated Party which if determined adversely to any Obligated Party would reasonably be expected to result in a Material Adverse Event.
(ii)Notice of Default. As soon as possible and in any event within ten (10) Business Days after any Obligated Party becomes aware of the occurrence of any condition or event which constitutes a Default or Event of Default, written notice signed by a Responsible Officer setting forth the details thereof and the action that each Borrower has taken and proposes to take with respect thereto and, with respect to Defaults, the date if any on which it is estimated that the Default will be remedied.
(iii)Material Gas Imbalance; Advance Payments. Within ten (10) Business Days after a Borrower’s awareness thereof, notice to the Administrative Agent of any Material Gas Imbalance or Advance Payments.
(iv)Change in Insurance. Within ten (10) Business Days after any material change in insurance coverage by a Borrower from that previously disclosed to the Administrative Agent, a report describing such change, and, within thirty (30) days after each request by the Administrative Agent, certificates of insurance from the insurance companies insuring each Borrower and the properties of the Obligated Parties, describing such insurance coverage.
(v)Contingent Liabilities. Within ten (10) Business Days after any Obligated Party’s incurrence of any contingent obligation or Guarantee in an amount that is equal to at least the greater of (i) $750,000.00 and (ii) 5% of the Borrowing Base, and which if called or demand were made thereon would reasonably be expected to result in a Material Adverse Event, a report describing such contingent obligation or Guarantee in reasonable detail.
(vi)Corporate Changes Affecting Perfection. Written notice not less than ten (10) days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including any change in any Obligated Party’s name, jurisdiction of organization or type of entity. Upon the request of the Administrative Agent, each affected Obligated Party shall execute such additional Collateral Documents as may be necessary or appropriate in connection therewith.

(vii)Environmental Matters. Within ten (10) Business Days after any Borrower’s learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability of any Obligated Party arising in connection with (i) the non-compliance with or violation of the requirements of any Environmental Law, (ii) the threatened or actual Release of Hazardous Material into the environment, or (iii) the existence of any Lien on any Property of any Obligated Party in connection with any actual or asserted Environmental Liability, which if determined adversely to any Obligated Party would individually or in the aggregate would reasonably be expected to result in a Material Adverse Event, written notice thereof.
(viii)Notice of Material Adverse Event. Within ten (10) Business Days after the occurrence thereof, written notice of any event or circumstance that would reasonably be expected to result in a Material Adverse Event.
(e)Additional Information.
(i)Anti-Terrorism Laws. Within ten (10) days after each request from the Administrative Agent, any certification or other evidence requested by the Administrative Agent in its reasonable discretion to confirm the Obligated Parties’ compliance with the provisions of Section 8.19.
(ii)KYC, Etc. Within 5 days following any reasonable request from the Administrative Agent, Borrower shall deliver, all material documentation and other material information required by regulatory authorities under applicable “know your customer”, the Beneficial Ownership Regulation and anti-money laundering rules and regulations, including the Patriot Act.
(iii)Other Information. Promptly, such other information relating directly or indirectly to the financial condition, business, results of operation or Properties of any Obligated Party as the Administrative Agent, or any Lender through the Administrative Agent, may from time-to-time reasonably request.

No reporting requirement in this Section 7.1 shall be construed as waiving or eliminating any covenants or restrictions set forth elsewhere in this Agreement or in the other Loan Documents. All representations and warranties set forth in the Loan Documents with respect to any financial information concerning any Obligated Party shall apply to all financial information delivered to the Administrative Agent by an Obligated Party or any Person purporting to be a Responsible Officer or other representative of an Obligated Party regardless of the method of such transmission to the Administrative Agent or whether or not signed by the Obligated Party or such Responsible Officer or other representative, as applicable.

Section 7.2Maintenance of Existence; Conduct of Business. Each Borrower shall, and shall cause each of the other Obligated Parties to, preserve and maintain (a) its existence or qualification and its good standing or “active status” in such Person’s jurisdiction of organization and in all other jurisdictions wherein the Property now owned or hereafter acquired, or business now or hereafter conducted, by such Person necessitates same, and (b) all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business, except to the extent a failure to so preserve and maintain would not reasonably be expected to result in a Material Adverse Event.
Section 7.3Maintenance and Operation of Properties.  To the extent Borrower is acting in the capacity of “Operator” concerning any its Oil and Gas Properties:
(a)Each Obligated Party shall at all times maintain and develop its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas

Properties so long as such oil and gas leases are capable of producing Hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply would reasonably be expected to have a Material Adverse Event.
(b)Unless the Administrative Agent grants its consent otherwise (which consent shall not be unreasonably withheld), each Obligated Party shall use commercially reasonable efforts to remain as the named operator for each oil or gas well in which it now or hereafter owns an interest if (a) any such party is the operator thereof on the date hereof or becomes the operator thereof subsequent hereto and (b) such well is now or hereafter becomes Collateral.
(c)To the extent any Oil and Gas Property is operated by an Obligated Party, such Obligated Party shall at all times maintain, preserve and keep all operating equipment used or useful with respect to its Oil and Gas Properties in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto as would a reasonably prudent operator, to the extent that the failure to do so would reasonably be expected to have a Material Adverse Event.
(d)Each Obligated Party shall comply with all Laws and agreements applicable to or relating to its Oil and Gas Properties or the production and sale of Hydrocarbons therefrom and all applicable proration and conservation Laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws would reasonably be expected to have a Material Adverse Event.
(e)With respect to the Oil and Gas Properties referred to in this Section 7.3 that are operated by operators other than an Obligated Party or any Affiliate of an Obligated Party, no Obligated Party shall be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section 7.3 which are performable only by such operators and are beyond its control, but the Obligated Parties shall use commercially reasonable efforts to cause such operators to perform such undertakings.
(f)No Obligated Party will amend, alter or change in any respect which could reasonably be expected to be materially adverse to its interests or that of the Lenders any of the agreements relating to the operations or business arrangements of any Borrower or the compression, gathering, sale or transportation of Oil and Gas Properties included in the most recent determination of the Borrowing Base without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.
Section 7.4Taxes and Claims. Each Borrower shall, and shall cause each of the other Obligated Parties to, pay or discharge at or before maturity (a) all material Taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all material lawful claims for labor, material, and supplies, which, if unpaid, would reasonably be expected to cause a Lien to attached upon any of its Property (other than any Permitted Lien); provided, however, that no Obligated Party shall be required to pay or discharge any such Taxes, levies, assessments, or other claims which are being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.
Section 7.5Insurance.
(a)Each Borrower shall, for itself and each other Obligated Party, (i) maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and (ii) use its commercially reasonable efforts to cause the operator of its oil and gas properties to keep its oil and gas properties insured at all times against risks and to the extent that like properties are customarily insured by other operators engaged in the same or similar activities.
(b)All such insurance policies maintained by the Obligated Parties pursuant to Section 7.5(a) (but, for the avoidance of doubt, not those provided by other operators) shall (1) provide that the Administrative Agent shall receive from the Borrowers prompt notice of any claims filed thereunder in an amount greater than the Threshold Amount; and (2) contain a standard mortgagee clause in favor of the Administrative Agent with loss payable for all claims in excess of the Threshold Amount to the Administrative Agent; and (3) provide that the issuing insurer will endeavor to provide thirty (30) days’ notice (or ten (10) days’ notice with respect to non-payment of premiums) of any adverse alteration or cancellation thereof. The Borrowers shall deliver to the Administrative Agent certificates of insurance on the Closing Date and thereafter as and when requested by the Administrative Agent (but not more often than two times per year unless an Event of Default exists).
Section 7.6Inspection Rights. At any reasonable time and from time to time, each Borrower shall, and shall cause each of the other Obligated Parties to, permit representatives of the Administrative Agent or any Lender to (a) examine, inspect, review, evaluate and make physical verifications and appraisals of the Mortgaged Properties and other Collateral in any manner and through any medium that the Administrative Agent or such Lender considers advisable, (b) examine, copy, and make extracts from its books and records, (c) visit and inspect its Properties, and (d) discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants, in each instance, to the extent that a Default has occurred and is continuing, at the Borrowers’ expense. Except when an Event of Default exists, an executive officer of Borrower shall be given an opportunity to be present during any such inspection and any meeting or conference with Borrower’s independent public accountants. With respect to properties or wells not operated by an Obligated Party, Borrower’s obligation shall be limited to making reasonable efforts to provide such access subject to contractual obligations applicable to Obligated Parties related to such access by Obligated Parties or their representatives.
Section 7.7Keeping Books and Records. Each Borrower shall, and shall cause each of the other Obligated Parties to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
Section 7.8Compliance with Laws. Each Borrower shall, and shall cause each of the other Obligated Parties to, comply in all material respects with all applicable Laws of any Governmental Authority or arbitrator, and use commercially reasonable efforts to cause all of its employees, crew members, agents, contractors and subcontractors, while such Persons are acting within the scope of their relationship with it, to comply with all such Laws as may be necessary or appropriate to enable it to so comply, to the extent that failure to so comply would reasonably be expected to result in a Material Adverse Event.
Section 7.9Compliance with Agreements. Each Borrower shall, and shall cause each of the other Obligated Parties to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its Properties or business, except to the extent a failure to so comply would not reasonably be expected to result in a Material Adverse Event.
Section 7.10Further Assurances. Each Borrower shall, and shall cause each other Obligated Party to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement, the other Loan Documents and the Intercreditor Agreement and to create, preserve, and perfect the Liens of the Administrative Agent in the Collateral. Each Borrower will deliver all certificates, opinions, reports and documents hereunder in such number of counterparts as the Administrative Agent may reasonably request.
Section 7.11Deposit Accounts.
(a)Each Borrower shall, and shall cause each of the other Obligated Parties to, use and maintain MidFirst Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.
(b)If requested by the Administrative Agent, each Borrower shall, and shall cause each of the other Obligated Parties and their applicable depository banks to, enter into deposit account control agreements in favor of the Administrative Agent with respect to their deposit accounts (other than Excluded Accounts) within sixty (60) days after any such request (or such later date as the Administrative Agent may agree).
(c)If notwithstanding the Borrowers’ compliance with the sub-clause (a) of this Section 7.12, one or more operators make payments to a Borrower’s prior account that is not maintained with MidFirst Bank, such Borrower will promptly transfer such amounts to an account maintained with MidFirst Bank and take such commercially reasonable actions as may be needed to ensure future direction of payments from such operator(s) to an account maintained with MidFirst Bank.
Section 7.12Additional Guarantors. Each Borrower shall notify the Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days or such longer period as the Administrative Agent may agree in its sole discretion) (a) execute and deliver to the Administrative Agent all Collateral Documents, stock certificates, stock powers and other agreements and instruments as may be requested by the Administrative Agent to ensure that the Administrative Agent has a perfected security interest in all Equity Interests held by any Obligated Party in such Subsidiary, and (b) cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty or joinder to an existing Guaranty; (ii) execute and deliver all Collateral Documents requested by the Administrative Agent pledging to the Administrative Agent for the benefit of the Secured Parties all of its Property (other than Oil and Gas Properties, which are addressed in clause (iii) below, and subject to such exceptions as the Administrative Agent may permit), and take all actions required by the Administrative Agent to grant to the Administrative Agent for the benefit of Secured Parties a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be requested by the Administrative Agent; (iii) if applicable, with respect to each Oil and Gas Property owned by such Subsidiary, execute and deliver Mortgages and evidence of the proper recordation of each such Mortgage in the appropriate filing office, in each case, sufficient to cause the PW Value of the Mortgaged Properties to be not less than the Required Reserve Value; (iv) deliver to the Administrative Agent title opinions or other title information and data acceptable to the Administrative Agent such that the Administrative Agent shall have received, together with the title information previously delivered to the Administrative Agent, acceptable title information regarding those Oil and Gas Properties that in the aggregate represent not less than the Required Reserve Value and that are encumbered by the Mortgages; and (v) deliver to the Administrative Agent such other documents and instruments as the Administrative Agent may reasonably require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, ARKLA Petroleum, LLC, a Louisiana limited liability company, is an inactive Subsidiary and shall only be required to execute a Guaranty if and when it resumes active business operations, as determined by Administrative Agent in its reasonable discretion.

Section 7.13Title Information. Without limitation of any other requirements contained in this Agreement and the other Loan Documents, each Borrower shall, upon request by the Administrative Agent, deliver to the Administrative Agent title opinions or other title information and data acceptable to the Administrative Agent regarding the Oil and Gas Properties of the Obligated Parties that in the aggregate represent not less than the Required Reserve Value; and promptly, but in any event within thirty (30) days after notice by the Administrative Agent of any defect (other than a Permitted Lien), material in the reasonable opinion of the Administrative Agent, in the title of the mortgagor under any Mortgage to any Oil and Gas Property covered thereby, clear such title defect, and in the event any such title defects are not cured in a timely manner, pay all related reasonable and documented out-of-pocket costs and fees incurred by the Administrative Agent and Lenders in attempting to do.
Section 7.14Hedging Transactions.
(a)Upon any advance causing the Utilization Percentage to exceed 25% or for any other reason, then Borrowers shall within thirty (30) days after such date, enter into and maintain in effect, for each fiscal month during the twelve (12) full-fiscal month period immediately following such date and on a rolling twelve (12) month basis thereafter, one or more Commodity Hedging Transactions, to the extent necessary to cause the Commodity Hedging Transactions of the Borrowers to cover notional volumes of crude oil and natural gas, calculated separately, at least equal to the Required Hedging Percentage of the Projected Oil and Gas Production for each fiscal month during such twelve (12) full-fiscal month periods (rolling), which Commodity Hedging Transactions (i) shall have the purpose and effect of fixing crude oil and natural gas prices in respect of such portion of the reasonably anticipated production of crude oil and natural gas for such fiscal month from the Proved Reserves of the Obligated Parties, (ii) shall be on terms reasonably acceptable to Administrative Agent, and (iii) shall otherwise comply with the limitations set forth in this Section 7.14.  Notwithstanding the foregoing, for so long as the Utilization Percentage remains in the 25% hedging tier, Borrowers shall be permitted to hedge 72% of natural gas volumes for each full fiscal month period during the calendar year ending December 31, 2026, in lieu of the 25% oil volumes required.
(b)To the extent that Borrower or Administrative Agent determines that the aggregate quarterly production covered by all Hedging Transactions of the Obligated Parties (as determined, in the case of Hedging Transactions that are not settled on a quarterly basis, by a quarterly proration acceptable to Administrative Agent) for any single fiscal quarter exceeds aggregate actual production for such fiscal quarter, Borrower shall terminate, unwind or modify sufficient Hedging Transactions within 30 days of becoming aware thereof to reasonably assure that the aggregate quarterly production covered by all such remaining Hedging Transactions will not exceed Projected Oil and Gas Production for the remaining tenor of such Hedging Transactions.
Section 7.15Post-Closing Covenants.  Not later than the dates set forth in Schedule 7.15 (or such later dates as the Administrative Agent shall agree in its sole discretion), the Borrowers shall take the actions set forth on Schedule 7.15.
Article 8
NEGATIVE COVENANTS

Commencing on the Closing Date and so long as the Lenders are required to make Loans hereunder or the Issuing Bank is required to issue letters of credit hereunder, any principal of or interest on the Notes remains unpaid, any L/C Obligations exist, any Letter of Credit remains outstanding or any other portion of the Obligations (other than contingent or indemnification obligations for which no claim has been asserted) remains outstanding, each Borrower and, to the extent applicable to any other Obligated Party, such Obligated Party will duly perform and observe each and all of the covenants and agreements hereinafter set forth:

Section 8.1Debt. No Borrower shall, and no Borrower shall permit any other Obligated Party to, directly or indirectly, incur, create, assume, or permit to exist any Debt, except:
(a)the Obligations under the Loan Documents and Obligations existing or arising under Bank Product Agreements other than Hedging Agreements and Hedging Transactions;
(b)Guarantees of the Obligations;
(c)Hedge Obligations existing or arising under Hedging Agreements and Hedging Transactions permitted by Section 8.17;
(d)purchase money Debt and Capitalized Lease Obligations not to exceed $1,000,000 in the aggregate at any time outstanding;
(e)Debt associated with performance bonds, bid bonds and other obligations of a like nature incurred in the ordinary course of business in connection with the operation of the businesses of the Obligated Parties;
(f)endorsements of negotiable instruments for deposit or collection by an Obligated Party in the ordinary course of its business;
(g)Debt constituting a Guarantee by any Obligated Party of any Debt incurred by another Obligated Party so long as the incurrence of such Debt by such other Obligated Party is otherwise permitted by this Section 8.1;
(h)unsecured intercompany Debt among the Obligated Parties; provided that any such Debt shall be subordinated to the Obligations;
(i)Debt outstanding on the date hereof and listed on Schedule 8.1 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Obligated Parties or Lenders than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate; and
(j)(i) other secured or unsecured Debt in addition to that permitted by clauses (a) through (i) immediately preceding in an aggregate principal amount not to exceed, at any one time outstanding, $1,000,000 and (ii) other unsecured Debt in addition to that permitted by clauses (a) through (i) or (j)(i) immediately preceding in an aggregate principal amount not to exceed, at any one time outstanding, 2% of the net worth of Borrower measured at the time of incurrence and based upon the most recent financial statement furnished to Lender pursuant to Section 7.1.

Section 8.2Limitation on Liens. No Borrower shall, and no Borrower shall permit any of the other Obligated Parties to, incur, create, assume, or permit to exist any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:
(a)Liens in favor of the Administrative Agent for the benefit of the Secured Parties, so long as, with respect to Liens for the benefit of Approved Swap Counterparties other than Bank Product Providers, such Liens are permitted by and subject to the Intercreditor Agreement;
(b)encumbrances consisting of easements, zoning restrictions, or other restrictions on the use of real property that are customary in the oil and gas industry and do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Borrower or any other Obligated Party to use or operate such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use or operation;
(c)Liens for Taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established;
(d)Liens of landlords, mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are incurred in the ordinary course of business and are not yet overdue for a period of more than ninety (90) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;;
(e)Liens on cash pledged to secure performance of tenders, surety, appeal and supersedeas bonds, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or other forms of government benefits or insurance and other obligations of a like nature incurred in the ordinary course of business;
(f)purchase money Liens on specific property to secure Debt used to acquire such Property and Liens securing Capitalized Lease Obligations with respect to specific leased property, in each case to the extent permitted in Section 8.1(d);
(g)contractual Liens of the Obligated Parties that are incurred pursuant to oil and gas joint operating agreements entered into in the ordinary course of business, but only to the extent that (i) the holders of such contractual Liens are not Obligated Parties or Affiliates of Obligated Parties, and (ii) such Liens secure obligations that are not past due, except for obligations that an Obligated Party is contesting in good faith and for which adequate reserves are maintained in accordance with GAAP;
(h)Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries under escrow or similar arrangements in connection with any letter of intent or purchase agreement permitted hereunder;
(i)Liens to secure the Obligated Parties’ plugging and abandonment obligations in the ordinary course of business;
(j)judgment and attachment of Liens that do not constitute an Event of Default;

(k)purported Liens evidenced by the filing of UCC financing statements solely as a precautionary measure by the owners of personal property that is leased by Obligated Parties in connection with such leases;
(l)Liens existing on the date hereof and listed on Schedule 8.2 and any renewals, replacements or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.1(i), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.1(i);
(m)deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(n)contracts, agreements, lease provisions, defects and irregularities which were in effect when the properties were acquired and which were not such as to materially interfere with the operation, value or use thereof;
(o)royalties, overriding royalties, reversionary interests, production payments and similar lease burdens which are granted in the ordinary course of business in the oil and gas industry and which are deducted in the calculation of discounted present value in the Reserve Reports delivered to Lender hereunder;
(p)sale contracts, joint operating agreements, or other arrangements for the exploration, development, production, transportation, gathering, processing or sale of hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (o) immediately preceding) deprive Borrower of any material right in respect of Borrower’s assets or properties;
(q)Liens expressly permitted by the Collateral Documents;
(r)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business, provided that such transactions are otherwise permitted hereunder;
(s)Liens consisting of an agreement to dispose of any asset, provided that such disposition would be permitted hereunder and such Lien solely attaches to such asset; and
(t)Liens other than those described in the foregoing clauses that secure Debt permitted to be secured by Section 8.1;

provided further, that no intention to subordinate the first priority Liens granted in favor of the Administrative Agent to secure the Obligations is hereby implied or expressed or is to be inferred by the permitted existence of such Liens.

Section 8.3Corporate Changes. No Borrower shall, and no Borrower shall permit any other Obligated Party to, directly or indirectly, (a) become a party to a merger, consolidation or amalgamation, other than, subject to Section 7.1(d)(vi), a merger, consolidation or amalgamation by any Obligated Party into or with any other Obligated Party or any Borrower (so long as a Borrower shall be the surviving entity), (b) terminate, or fail to maintain, its existence as the type of entity represented in Section 6.1 and in its state of formation represented in Section 6.1, (c) terminate, or fail to maintain, its good standing or “active status” and qualification to transact business in all jurisdictions where the nature of its business requires the same

(except where the failure to maintain its good standing or qualification would not reasonably be expected to result in a Material Adverse Event), or (d) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, other than, subject to Section 7.1(d)(vi), sales, leases or transfers by an Obligated Party to any other Obligated Party or a Borrower.
Section 8.4Restricted Payments. No Borrower shall declare or make, directly or indirectly, whether in cash or Property of the Borrowers, any dividend or distribution on, or purchase, redeem or otherwise acquire for value, any of its Equity Interests, or incur any obligation (contingent or otherwise) to do so, to the extent a Default shall have occurred and be continuing or a Default would result therefrom.
Section 8.5Loans and Investments. No Borrower shall, and no Borrower shall permit any other Obligated Party to, directly or indirectly, make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any Equity Interests of, any Person, except:
(a)Existing investments described on Schedule 8.5;
(b)Readily marketable direct obligations of the United States of America or any agency thereof with maturities of one (1) year or less from the date of acquisition;
(c)investments consisting of (i) temporary investments in securities of the United States having maturities not in excess of one (1) year, (ii) certificates of deposit issued by any Lender, (iii) readily marketable commercial paper rated “A-1” by Standard & Poor’s Corporation (or similar rating by any similar organization which rates commercial paper), (iv) readily marketable direct obligations of any state of the United States of America or any political subdivision of any such state given on the date of such investment a credit rating of at least AA by Standard & Poor’s Corporation due within one year from the acquisition thereof, (v) repurchase agreements with respect to the investments referred to in the preceding clauses with any bank or trust company organized under the Laws of the United States of America or any state thereof and having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor’s Corporation, (vi) SOFR time accounts or SOFR certificates of deposit each with banker’s acceptances of any bank or trust company organized under the Laws of the United States of America or any state thereof having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor’s Corporation, (vii) investments in money market funds if 95% or more of the assets of such funds are invested in other categories of investments permitted by this Section 8.02(c) and (viii) such other investments as may be approved by Lender;
(d)Guarantees permitted by Section 8.1;
(e)investments received as consideration for Dispositions to the extent permitted under Section 8.8;
(f)investments consisting of direct ownership interests (by asset or equity) in Oil and Gas Properties or wells, gas gathering systems or other field facilities, seismic data and surveys, in each case related to such Oil and Gas Properties or related to farm-out, farm-in, participation agreements, joint operating agreements, joint venture or area of mutual interest agreements or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America or Canada;
(g)investments consisting of Hedging Transactions permitted under Section 8.17;

(h)investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(i)advances to employees of the Obligated Parties for the payment of expenses in the ordinary course of business; and
(j)investments by any Borrower in any Guarantor or by any Guarantor in any other Guarantor.
Section 8.6[Intentionally Omitted].
Section 8.7Transactions With Affiliates. No Borrower shall, and no Borrower shall permit any other Obligated Party to, directly or indirectly, enter into any transaction, including the purchase, sale, or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of an Obligated Party, except in the ordinary course of such Borrower’s or such Obligated Party’s business, pursuant to a transaction which is not prohibited by this Agreement and which is upon fair and reasonable terms no less favorable to such Borrower or such Obligated Party than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Person; provided however, that the foregoing limitations shall not apply to transactions among Obligated Parties.
Section 8.8Disposition of Assets.
(a)No Borrower shall, and no Borrower shall permit any of the other Obligated Parties to, directly or indirectly, make any Disposition without the prior written consent of the Administrative Agent, except (i) Dispositions of inventory (including Hydrocarbons) in the ordinary course of business, provided that no contract for the sale of Hydrocarbons shall obligate the Obligated Parties to deliver Hydrocarbons produced from any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery, (ii) Dispositions of equipment that is destroyed, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Obligated Parties, (iii) Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over any of the Obligated Parties’ Oil and Gas Properties, (iv) terminations and monetizations of Hedging Agreements and Hedging Transactions required by Section 7.14(b), (v) if no value has been assigned thereto in the most recent Reserve Report delivered hereunder and no Default has occurred or would otherwise result from the Disposition thereof, sales of fee mineral interests and overriding royalty interests whether or not subject to an oil and gas lease (but not leasehold interests) that are not encumbered by the Mortgages, (vi) Dispositions of any personal property (other than Oil and Gas Properties, to the extent any Oil and Gas Properties might otherwise be categorized as personal property) so long as (x) all of the consideration received in respect of any such Disposition shall be cash in an amount equal to or greater than the fair market value of the properties Disposed and (y) the aggregate fair market value of all property disposed in reliance on this clause (vi) in any rolling 12-month period does not exceed the Threshold Amount (and, if requested by the Administrative Agent, a Responsible Officer shall certify such fact in writing to the Administrative Agent), (vii) Farmouts of undeveloped acreage and assignments in connection with such Farmouts, if the aggregate value (which, for purposes hereof, shall mean the value the Administrative Agent attributes to such Oil and Gas Property for purposes of the most recent determination of the Borrowing Base) of all Oil and Gas Properties Disposed of pursuant to this clause (vii) and clause (viii) below between scheduled redeterminations of the Borrowing Base under Section 2.10(b) does not and, after giving effect to such Disposition, shall not exceed five percent (5%) of the Borrowing Base in effect as of the then most recent scheduled redetermination of the Borrowing Base under Section 2.10(b), and (viii) provided no Default has occurred and is continuing or would result therefrom,

Dispositions of proved developed Oil and Gas Properties or terminations and monetizations of Hedging Agreements and Hedging Transactions, in each case, if (A) the Borrowers give written notice to the Administrative Agent of such Disposition, termination or monetization at least ten (10) days prior to the closing thereof, (B) all of the consideration received in respect of any such Disposition, termination or monetization shall be cash in an amount equal to or greater than the fair market value of the properties Disposed (as reasonably determined by a Responsible Officer of a Borrower, and if requested by the Administrative Agent, the Borrowers shall deliver a certificate of a Responsible Officer of a Borrower certifying to that effect), and (C) the aggregate value (which, for purposes hereof, shall mean the value the Administrative Agent attributes to such Oil and Gas Property or the applicable Hedging Transactions for purposes of the most recent determination of the Borrowing Base) of all Oil and Gas Properties Disposed of and all Hedging Transactions terminated or monetized in reliance on this clause (viii) and clause (vii) above between scheduled redeterminations of the Borrowing Base under Section 2.10(b) does not and, after giving effect to such Disposition, termination or monetization, shall not exceed five percent (5%) of the Borrowing Base in effect as of the then most recent scheduled redetermination of the Borrowing Base under Section 2.10(b). Dispositions of Oil and Gas Properties not expressly permitted under this Section 8.8(a) preceding shall be subject to the consent of the Required Lenders.
(b)For any requested consent to a Disposition not expressly permitted under Section 8.8(a), the Administrative Agent and the Required Lenders, as applicable, shall be entitled to seek and receive from the Borrowers such information and data as shall be advisable in the reasonable judgment of the Administrative Agent or the Required Lenders, as applicable, and sufficient time to review and analyze such information and data in the ordinary course of each such Person’s business (including obtaining such committee approvals as may be deemed appropriate by each such Lender). Any consent to the Disposition of any Oil and Gas Property that is not explicitly permitted by Section 8.8(a) might include a requirement (to be treated as a Borrower-requested determination) that (i) a new Borrowing Base be determined under Section 2.10 and (ii) such amount as the Administrative Agent deems necessary to avoid the occurrence of a Borrowing Base Deficiency resulting therefrom be paid to the Administrative Agent and applied to the Obligations concurrently with the closing of such Disposition.
(c)Notwithstanding anything in this Agreement to the contrary, and in addition to any other conditions which may apply with respect to a requested Lien release, the Administrative Agent shall have no obligation to release any Lien on any Collateral until the Administrative Agent has been afforded sufficient time to, and has, satisfied itself that the applicable Obligated Party was permitted to Dispose of the Collateral pursuant to this Section 8.8 and that any consents therefor which may be required under any Intercreditor Agreement have been obtained.
Section 8.9Sale and Leaseback. No Borrower shall, and no Borrower shall permit any other Obligated Party to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.
Section 8.10Payment of Other Debt. No Borrower shall, and no Borrower shall permit any other Obligated Party to, directly or indirectly, make any optional or voluntary prepayment, repurchase or redemption of any Debt except (i) the Obligations under the Loan Documents or (ii) to the extent a Default shall have occurred and be continuing or a Default would result therefrom.
Section 8.11Nature of Business. No Borrower shall, and no Borrower shall permit any other Obligated Party to, engage in any business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

Section 8.12[Intentionally Omitted].
Section 8.13Accounting; Accounts. No Borrower shall, and no Borrower shall permit any other Obligated Party to, without providing prior written notice to the Administrative Agent, (a) change its fiscal year, (b) make any material change in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Administrative Agent and Lenders, or (c) make any material change in its tax reporting treatment, except as required by Law and disclosed to the Administrative Agent and Lenders.
Section 8.14Burdensome Agreements. No Borrower shall, and no Borrower shall permit any other Obligated Party to, without the prior written consent of the Administrative Agent, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement, any other Loan Document or the Intercreditor Agreement, which (a) limits the ability (i) of any Subsidiary to make dividend or distribution to Borrower or any other Obligated Party or to otherwise transfer property to Borrower or any other Obligated Party, (ii) of any Subsidiary to Guarantee the Debt of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, in each case other than (1) contractual encumbrances or restrictions under any agreements related to any Lien permitted by Section 8.2 (solely with respect to the property subject to such Lien) or any Debt permitted by Section 8.1, (2) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (3) any restriction imposed on a Subsidiary pursuant to an agreement, permitted hereunder, entered into for the sale or Disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or Disposition, (4) customary provisions relating to leases or licenses of intellectual property or other assets, (5) customary provisions restricting assignment of contracts, and (6) any agreement in effect at the time a Person becomes a Subsidiary, provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary; or (b) requires the grant of a Lien (except Permitted Liens) to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that the foregoing shall not apply to any arrangement or agreement entered into in connection with the issuance of unsecured Debt permitted under Section 8.1(j).
Section 8.15[Intentionally Omitted].
Section 8.16Amendments of Constituent Documents. No Borrower shall, and no Borrower shall permit any other Obligated Party to, amend or restate any of their respective Constituent Documents in any respect which would be materially adverse to the interests of the Lenders (including by changing their names).
Section 8.17Hedging Agreements and Transactions.

No Borrower shall, and no Borrower shall permit any Subsidiary to, enter into any Hedging Transactions, except:

(a)Hedging Transactions entered into with the purpose and effect of mitigating the risk of fluctuations in the price of oil, gas and natural gas liquids expected to be produced, provided that at all times (1) no such contract fixes a price for a term of more than 48 months; (2) the aggregate monthly production covered by all such contracts (as determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent and without duplication of volumes for volumes puts or calls and basis differential Hedging Transactions) for any single month does not in the aggregate exceed 80% of the aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of business for such month, provided that to the extent that the Borrowers have provided a production forecast covering such period, the aggregate monthly production covered by all such contracts (as determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to the Administrative Agent) for any single month for the immediately following two full calendar years may equal but not in the aggregate exceed 80% of forecasted production; (3) no such contract requires the applicable Obligated Party to put up money, assets, or other security (other than Letters of Credit), other than as permitted by [Sections 8.01(j) or (s)], against the event of its nonperformance prior to actual default by such Obligated Party in performing its obligations thereunder unless an acceptable intercreditor agreement is executed in connection therewith; and (4) each such contract is with an Approved Swap Counterparty; and
(b)Hedging Transactions entered into with the purpose and effect of fixing interest rates on a principal amount of indebtedness of Borrowers that is accruing interest at a variable rate, provided that (1) the aggregate notional amount of such contracts never exceeds 50% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest swap contracts to declining principal balances, (2) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, (3) no such contract requires either Borrower to put up money, assets, or other security (other than Letters of Credit), other than as permitted by Section 8.2, against the event of its nonperformance prior to actual default by Borrower in performing its obligations thereunder, and (4) each such contract is with (i) a Lender or an Affiliate of a Lender or (ii) an unsecured counterparty who at the time of the contract maintains a minimum debt rating of BBB or Baa2 as determined either by Standard & Poor’s Corporation or Moody’s Investors Service, Inc. and is otherwise acceptable to the Administrative Agent.
Section 8.18[Intentionally Omitted].
Section 8.19OFAC. No Borrower shall, and no Borrower shall permit any other Obligated Party to, fail to comply with the Laws, regulations and executive orders referred to in Section 6.20 and Section 6.21.
Section 8.20Use of Proceeds. No Borrower shall, and no Borrower shall permit any other Obligated Party to, directly or indirectly, use any of the proceeds of the Loans for any purpose other than those expressly permitted by Section 6.10.
Section 8.21No International Operations. No Obligated Party will acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to any Oil and Gas Properties located outside the geographical boundaries of the United States , or otherwise conduct business outside the geographical boundaries of the United States.
Article 9
FINANCIAL COVENANTS

Each Borrower covenants and agrees that so long as the Lenders are required to make Loans hereunder or the Issuing Bank is required to issue letters of credit hereunder, any principal of or interest on the Notes remains unpaid, any L/C Obligations exist, any Letter of Credit remains outstanding or any other portion of the Obligations (other than contingent or indemnification obligations for which no claim has been asserted) remains outstanding:

Section 9.1Leverage Ratio. No Borrower shall permit the ratio, as of the last day of any calendar quarter of (a) Consolidated Debt as of such day to (b) Consolidated EBITDAX for the Test Period ending on such last day, to exceed 3.00 to 1.00, determined as of the last day of each calendar quarter beginning with the Initial Test Quarter.

Section 9.2Current Ratio. No Borrower shall permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.00 to 1.00, determined as of the end of each calendar quarter beginning with the Initial Test Quarter.
Section 9.3Consolidated Tangible Net Worth. No Borrower shall permit the Consolidated Tangible Net Worth to be less than $40,000,000.00, determined as of the end of each calendar quarter beginning with the Initial Test Quarter.
Article 10
DEFAULT
Section 10.1Events of Default. Each of the following shall be deemed an “Event of Default”:
(a)The Borrowers shall fail to pay (i) when due, any principal on the Notes, (ii) within five (5) Business Days of when due, any interest on the Notes, or (iii) any principal of or interest on any other Debt of any Borrower to any Lender if such failure to pay extends beyond any applicable period of grace;
(b)The Borrowers shall fail to pay when due any fees or other amounts payable to the Administrative Agent or the Lenders under the Loan Documents that is not covered by clause (a) above, if such failure continues unremedied for a period of five (5) Business Days after such payment became due;
(c)The Borrowers shall fail to provide to the Administrative Agent and the Lenders timely any notice of a Default as required by Section 7.1(d)(ii) of this Agreement or the Borrowers shall breach any provision of Section 2.10(f), Section 7.2 (with respect to existence in jurisdiction of organization), Section 7.6, Section 7.15, Article 8 or Article 9 of this Agreement at a time when the applicable provision is binding upon any Borrower under the terms thereof (after giving effect to any limitations set forth in the introductory paragraphs of Articles 7, 8 or 9, as applicable);
(d)Any representation, warranty or certification made or deemed made by any Obligated Party (or any of their respective officers) in any Loan Document or the Intercreditor Agreement or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;
(e)Any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by clauses (a), (b) or (c) preceding) or the Intercreditor Agreement, and such failure continues for more than thirty (30) days following the earlier to occur of (i) the Borrowers’ receipt of written notice thereof from the Administrative Agent or (ii) the date on which any Responsible Officer of an Obligated Party otherwise acquires knowledge of such failure; provided that, and notwithstanding anything to the contrary in the foregoing, a failure to complete all actions as required under clause (a) of Schedule 7.15 to the satisfaction of Administrative Agent in its sole and absolute discretion shall be an immediate Event of Default with no thirty (30) day cure period;
(f)Any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate or other action to authorize any of the foregoing;
(g)An involuntary proceeding shall be commenced against any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days;
(h)Any Obligated Party shall fail to pay when due any principal of or interest on any Debt, individually or in the aggregate, in excess of the Threshold Amount beyond any applicable grace or cure period (other than the Obligations under the Loan Documents and the Hedging Agreements with Bank Product Providers), or the maturity of any Debt, individually or in the aggregate, in excess of the Threshold Amount shall have been accelerated, or any Debt, individually or in the aggregate, in excess of the Threshold Amount shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of any Debt, individually or in the aggregate, in excess of the Threshold Amount or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, repurchase, defeasance or redemption or any cash collateral in respect thereof to be demanded;
(i)There shall occur an Early Termination Date (as defined in a Hedging Agreement) under any Hedging Agreement to which any Obligated Party is a party and one or more of the following is true: (i) the aggregate Hedge Termination Value of all Commodity Hedging Transactions affected thereby exceeds the greater of (x) the $1,000,000.00 and (y) 5% of the Borrowing Base, (ii) the Administrative Agent has attributed Borrowing Base value to the Commodity Hedging Transactions affected thereby in excess of the greater of (x) the $1,000,000.00 and (y) 5% of the Borrowing Base or (iii) such event constitutes or gives rise to a “Triggering Event,” as defined in the Intercreditor Agreement.
(j)This Agreement, any other Loan Document or the Intercreditor Agreement shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Obligated Party or any of their respective equity holders, or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents or the Intercreditor Agreement;
(k) [Intentionally Omitted];
(l)A final judgment or judgments for which all appeals have been exhausted for the payment of money or forfeiture of assets in excess of the greater of (x) $1,000,000.00 and (y) 5% of the Borrowing Base in the aggregate shall be rendered by a court or courts against any Obligated Party, which in the reasonable opinion of the Administrative Agent is not adequately covered by insurance, and such judgment(s) would reasonably be expected to result in a Material Adverse Event, and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and such Obligated Party shall not, within such period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or
(m)Any Collateral Document shall cease to create valid perfected first priority liens (subject to Permitted Liens) on a material portion of the Collateral purported to be covered thereby.

Section 10.2Remedies Upon Default. If any Event of Default shall occur that has not been waived, then the Administrative Agent may, with the consent of the Required Lenders, or shall, at the direction of the Required Lenders, without notice do any or all of the following:  (a) terminate the Commitments of the Lenders (except for funding obligations of outstanding Letters of Credit), (b) terminate the obligations of the Issuing Bank to make L/C Credit Extensions, (c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto), or (d) declare the Obligations under the Loan Documents or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1(f) or (g), the Commitments of the Lenders shall automatically terminate (except for funding obligations of outstanding Letters of Credit), the obligations of the Issuing Bank to make L/C Credit Extensions shall automatically terminate, the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, and the Obligations under the Loan Documents shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by each Borrower. In addition to the foregoing, if any Event of Default shall occur that has not been waived, the Administrative Agent may, with the consent of the Required Lenders, or shall, at the direction of Required Lenders, exercise all rights and remedies available to it, the Lenders and the Issuing Bank in law or in equity, under the Loan Documents, or otherwise.
Section 10.3Application of Funds. After the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order, subject to the Intercreditor Agreement:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and constituting unpaid Bank Product Obligations, ratably among the Lenders and the Bank Product Providers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrowers pursuant to Sections 2.2 and 2.7;

Sixth, to payment of that remaining portion of the Obligations, ratably among the Lenders and the Bank Product Providers in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Notwithstanding the foregoing, Bank Product Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with supporting documentation as the Administrative Agent may request from the applicable Bank Product Provider, provided that no such notice shall be required for any Bank Product Agreement for which the Administrative Agent or any Affiliate of the Administrative Agent is the applicable Bank Product Provider. Each Bank Product Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 11 hereof for itself and its Affiliates as if a “Lender” party hereto. Notwithstanding any other provision to the contrary in this Agreement or any Loan Document, any payment made by or on behalf of any entity that is not an ECP, and any proceeds of any Collateral owned by an entity that is not an ECP, may only be applied to Obligations that are not Excluded Swap Obligations.

Section 10.4Performance by Administrative Agent. If any Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents or the Intercreditor Agreement, then the Administrative Agent may perform or attempt to perform such covenant or agreement on behalf of such Borrower. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay to the Administrative Agent any amount expended by the Administrative Agent in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Administrative Agent shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of the Borrowers under this Agreement, any other Loan Document or the Intercreditor Agreement.
Article 11
AGENCY
Section 11.1Appointment and Authority.
(a)Each of the Lenders (including, for itself and its Affiliates, in their capacities as Bank Product Providers) and the Issuing Bank hereby irrevocably appoints MidFirst Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and the Intercreditor Agreement and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, and the Lenders and the Issuing Bank hereby approve the terms and conditions of the Intercreditor Agreement and authorize the Administrative Agent to enter into the Intercreditor Agreement and amendments thereto from time to time. The provisions of this Article 11 are solely for the benefit of the Administrative Agent, the Lenders, the Bank Product Providers and the Issuing Bank, and no Obligated Party shall have rights as a third- party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents or in the Intercreditor Agreement (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents and the Intercreditor Agreement, and each of the Lenders (including, for itself and its Affiliates, in their capacities as potential Bank Product Providers) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender, its affiliated Bank Product Providers and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligated Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co- agents, sub-agents, trustees and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 11 and Article 12 (including Section 12.1(b), as though such co-agents, sub-agents, trustees and attorneys-in-fact were the “collateral agent” under the Loan Documents and the Intercreditor Agreement) as if set forth in full herein with respect thereto.
Section 11.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower, any other Obligated Party or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to Lenders.
Section 11.3Exculpatory Provisions.
(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, in the other Loan Documents and in the Intercreditor Agreement, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or the Intercreditor Agreement that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents) or is required to exercise as directed in writing by any other party to the Intercreditor Agreement, as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or upon the advice of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document, the Intercreditor Agreement or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(iii)shall not, except as expressly set forth herein, in the other Loan Documents and the Intercreditor Agreement, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(iv)shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document or the Intercreditor Agreement unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2, Section 11.9 or Section 12.10), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. SUCH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE ADMINISTRATIVE AGENT. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by a Borrower, a Lender, or the Issuing Bank.
(c)Neither the Administrative Agent nor any Related Party thereof shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, any other Loan Document or the Intercreditor Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, the Intercreditor Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 11.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank, unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 11.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document or the Intercreditor Agreement by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 11 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of this facility as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
Section 11.6Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to Lenders, the Issuing Bank, and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers (so long as no Default has occurred that has not been cured or waived), to appoint a successor, which shall be a bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. After the Resignation Effective Date, the provisions of this Article 11 relating to or indemnifying or releasing the Administrative Agent shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement, the other Loan Documents and the Intercreditor Agreement.
(b)With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and the Intercreditor Agreement (except that in the case of any Collateral held by the Administrative Agent on behalf of Secured Parties under any of the Loan Documents or the Intercreditor Agreement, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed or a different Person is appointed to serve as collateral agent pursuant to the terms of the Intercreditor Agreement) and (ii) except for any indemnity, fee or expense payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank, as applicable, directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents or the Intercreditor Agreement. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents and the Intercreditor Agreement, the provisions of this Article 11, Section 12.1, and Section 12.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(c)Any resignation by MidFirst Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as the Issuing Bank. If MidFirst Bank resigns as the Issuing Bank, it shall retain all the rights, powers, privileges and duties of Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the Issuing Bank and all L/C Obligations with respect thereto, including the right to require Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.2(c). Upon the appointment by the Borrowers of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to MidFirst Bank to effectively assume the obligations of MidFirst Bank with respect to such Letters of Credit.
Section 11.7Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank expressly acknowledges that neither the Administrative Agent nor any other Lender nor any Related Party thereto has made any representation or warranty to such Person and that no act by the Administrative Agent or any other Lender hereafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Lender to any other Lender. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, the Intercreditor Agreement or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), or creditworthiness of the Borrowers or the value of the Collateral or other Properties of the Borrowers or any other Person which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
Section 11.8Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligated Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank, and the Administrative Agent under Section 12.1 or Section 12.2) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, as applicable, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the

Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.1 or Section 12.2.

Section 11.9Collateral and Guaranty Matters.
(a)The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion:
(i)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments, all Bank Product Agreements (other than those as to which arrangements satisfactory to the applicable Bank Product Providers shall have been made), and payment in full of all Obligations (other than (A) contingent indemnification obligations for which no claim has been asserted and (B) obligations and liabilities under Bank Product Agreements as to which arrangements satisfactory to the applicable Bank Product Provider shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (y) that is Disposed of or to Disposed of as part of or in connection with any Disposition permitted under the Loan Documents, or (z) if approved, authorized or ratified in writing by Required Lenders or all Lenders, as applicable, under Section 12.10 (provided that in any addition to any other conditions therefor, no Obligated Party shall be entitled to any release of a Lien that is subject to the terms of an Intercreditor Agreement unless and until the Administrative Agent has received evidence satisfactory to it that all consents, if any, under the Intercreditor Agreement have been obtained);
(ii)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.2;
(iii)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and
(iv)to take any other action with respect to the Collateral that is permitted or required under the Intercreditor Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.9.

(b)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Obligated Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 11.10Bank Product Agreements. No Bank Product Provider who obtains the benefits of Section 10.3, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder, under any other Loan Document or the Intercreditor Agreement or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, wavier or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents and the Intercreditor Agreement. Notwithstanding any other provision of this Article 11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations unless the Administrative Agent has received written notice of such Bank Product Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations arising under Bank Product Agreements in conjunction with any termination of the Commitments and payment of Obligations under the Loan Documents.
Section 11.11No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Book Runner, Arrangers or parties listed on the cover page hereof with specific titles shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in such Person’s capacity, as applicable, as the Borrowers, the Administrative Agent, a Lender or the Issuing Bank hereunder.
Section 11.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Obligated Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Obligated Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 11.13Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, (any such Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient on its behalf)  (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.13 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.13(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments ) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and each Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)Subject to Section 11.13 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrowers or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Obligated Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Obligated Party; provided that this Section 11.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 11.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 11.14Credit Bidding. The Secured Parties hereby irrevocably authorize Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which an Obligated Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.02 of this Agreement), (iii) Administrative Agent shall be authorized to assign the relevant Obligations of the Secured Parties to be credit bid to any such acquisition vehicle on a pro rata basis, as a result of which each of the Secured Parties shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Article 12
MISCELLANEOUS
Section 12.1Expenses.
(a)Each Borrower hereby agrees to pay: (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement, the other Loan Documents, the Intercreditor Agreement and any and all amendments, modifications, renewals, extensions, supplements, waivers, consents and ratifications thereof and thereto, including the reasonable and documented fees and expenses of legal counsel (but limited to the reasonable and documented fees and expenses of one counsel for all such parties, taken as a whole, but excluding from this limitation the fees of any local counsel engaged by the Administrative Agent), advisors, consultants, and auditors for the Administrative Agent, and all title due diligence and review expenses, Oil and Gas Properties evaluation and engineering expenses, expenses associated with the investigation of any matters relating to the transactions contemplated hereby and the satisfaction of the conditions set forth herein, the giving of oral or written opinions or advice incident to this transaction, and the consummation of the transactions contemplated hereby; (ii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Issuing Bank, the Bank Product Providers and each Lender in connection with any Default and the enforcement of this Agreement, any other Loan Document or the Intercreditor Agreement, including court costs and the reasonable and documented fees and expenses of legal counsel (but limited to the reasonable and documented fees and expenses of one counsel for all such parties, taken as a whole, but excluding from this limitation the fees of any local counsel engaged by the Administrative Agent), advisors, consultants, engineers, experts and auditors for the Administrative Agent, the Issuing Bank, and each Lender; (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (iv) all documented transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement, any of the other Loan Documents or the Intercreditor Agreement; (v) all documented costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement, any other Loan Document or the Intercreditor Agreement; and (vi) subject to any limitations set forth in Section 12.2, all other reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, in connection with any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including all costs, expenses, and other charges incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Borrowers. Each Borrower shall be responsible for all expenses described in this clause (a) whether or not any Credit Extension is ever made. Any amount to be paid under this Section 12.1 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail (and if not paid within thirty (30) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate). The obligations of each Borrower under this Section 12.1 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.  This Section shall not apply with respect to Taxes, which shall be solely covered by Section 3.3.
(b)To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 12.1(a) or Section 12.2 to be paid by it to the Administrative Agent or the Issuing Bank, or any Related Party of the Administrative Agent or the Issuing Bank, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank, or against any Related Party of the Administrative Agent, the Issuing Bank, acting for the Administrative Agent or the Issuing Bank, in connection with such capacity. EACH LENDER ACKNOWLEDGES THAT SUCH PAYMENTS MAY BE IN RESPECT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF THE PERSON (OR THE REPRESENTATIVES OF THE PERSON) TO WHOM SUCH PAYMENTS ARE TO BE MADE.
Section 12.2INDEMNIFICATION. EACH BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK, EACH LENDER AND EACH RELATED PARTY THEREOF FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, REASONABLE AND DOCUMENTED COSTS, AND EXPENSES (INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET ATTORNEYS’ FEES TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT, (C) ANY BREACH BY ANY

OBLIGATED PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF ANY OBLIGATED PARTY, (E) ANY LOAN OR LETTER OF CREDIT OR USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT) OR (F) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, REASONABLE AND DOCUMENTED OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING REASONABLE AND DOCUMENTED ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH PERSON (OR THE REPRESENTATIVES OF SUCH PERSON). NOTWITHSTANDING THE FOREGOING OR ANYTHING ELSE HEREIN TO THE CONTRARY, THE INDEMNIFICATION PROVIDED FOR THIS IN SECTION 12.2 SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF ANY INDEMNITEE OR ANY OF ITS RELATED INDEMNIFIED PERSONS OR FROM A BREACH OF A MATERIAL OBLIGATION OF SUCH INDEMNITEE UNDER ANY LOAN DOCUMENT. THIS SECTION 12.2 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM. Any amount to be paid under this Section 12.2 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail (and if not paid within thirty (30) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate). The obligations of each Borrower under this Section 12.2 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.
Section 12.3Limitation of Liability. Notwithstanding anything to the contrary, none of any Obligated Party, the Administrative Agent, the Issuing Bank, or any Lender, Bank Product Provider, Affiliate, officer, director, employee, attorney, or agent of any of the foregoing, shall have any liability with respect to, and each party hereto hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any other party hereto in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Intercreditor Agreement, any Bank Product Agreement or any of the transactions contemplated by any of the foregoing. Each party hereto hereby waives, releases, and agrees not to sue the Administrative Agent, the Issuing Bank, or any Lender, or any Affiliates, officers, directors, employees, attorneys, or agents of any of the foregoing for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Intercreditor Agreement and the Bank Product Agreements, or any of the transactions contemplated by any of the foregoing.

Section 12.4No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent, any Lender or the Issuing Bank shall have the right to act exclusively in the interest of the Administrative Agent or such Lender or the Issuing Bank, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower or any Borrower’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.
Section 12.5Lenders Not Fiduciary. The relationship between the Borrowers and the Administrative Agent, Arranger, each Lender and the Issuing Bank is solely that of debtor and creditor, and none of the Administrative Agent, Arranger, any Lender or the Issuing Bank has any fiduciary or other special relationship with the Borrowers, and no term or condition of any of the Loan Documents or the Intercreditor Agreement shall be construed so as to deem the relationship between the Borrowers and the Administrative Agent, Arranger, each Lender and the Issuing Bank, to be other than that of debtor and creditor.
Section 12.6Equitable Relief. Each Borrower recognizes that in the event any Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Administrative Agent, Lenders or the Issuing Bank. Each Borrower therefore agrees that the Administrative Agent, any Lender or the Issuing Bank, if the Administrative Agent or such Lender or the Issuing Bank, so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
Section 12.7No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent, any Lender or the Issuing Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement, the other Loan Documents and the Intercreditor Agreement are cumulative and not exclusive of any rights and remedies provided by Law.

Notwithstanding anything to the contrary contained herein, in any other Loan Document or the Intercreditor Agreement, the authority to enforce rights and remedies hereunder and under the other Loan Documents and the Intercreditor Agreement against the Obligated Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents and the Intercreditor Agreement, (b) any Lender from exercising setoff rights in accordance with Section 4.3 (subject to the terms of Section 12.23), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Obligated Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 12.23, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 12.8Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or transfer any of its rights, duties, or obligations under this Agreement, the other Loan Documents or the Intercreditor Agreement without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8(b), (ii) by way of participation in accordance with the provisions of Section 12.8(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 12.8(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in Section 12.8(b)(i)(A), the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding hereunder) or, if the Commitment is not then in effect, the Outstanding Amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred that has not been waived, a Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.8(b)(i)(B) and, in addition: (A) the consent of a Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and has not been waived at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; (B) the consent of the Administrative Agent shall be required for assignments in respect of any Commitment or Loans if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, and (C) the consent of the Issuing Bank shall be required for any assignment in respect of the Facility.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower, any Affiliates or Subsidiaries of a Borrower or any other Obligated Party or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.8(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 12.1 and Section 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.8(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8(d). Upon the consummation of any assignment pursuant to this Section 12.8(b), if requested by the transferor or transferee Lender, the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender (if applicable) and new Notes or, as appropriate, replacement Notes, are issued to the assignee.

(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Oklahoma City, Oklahoma a copy of each Assignment and Assumption delivered to it and a Register. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers, but subject to the prior written consent of the Administrative Agent, sell participations to a Participant in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.1(b) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any determination of the Borrowing Base; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.10 which requires the consent of all Lenders and affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.5 and 3.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3(g) (it being understood that the documentation required under Section 3.3(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.5 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.3 as though it were a Lender; provided that such Participant agrees to pay to the Administrative Agent any amount set-off for application to the Obligations under the Loan Documents as required pursuant to Section 4.3; provided further that such Participant agrees to be subject to Section 12.23 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a Participant Register; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Dissemination of Information. Each Obligated Party authorizes the Administrative Agent and each Lender to disclose to any actual or prospective purchaser, assignee or other recipient of a Lender’s Commitment, any and all information in the Administrative Agent’s or such Lender’s possession concerning the Borrowers, the other Obligated Parties and their respective Affiliates.
Section 12.9Survival. All representations and warranties made in this Agreement, any other Loan Document or the Intercreditor Agreement or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement, the other Loan Documents and the Intercreditor Agreement, and no investigation by the Administrative Agent, any Lender, any Bank Product Provider or any closing shall affect the representations and warranties or the right of the Administrative Agent, any Lender or any Bank Product Provider to rely upon them. Without prejudice to the survival of any other obligation of the Borrowers hereunder, the obligations of the Borrowers under Sections 12.1 and 12.2 shall survive repayment of the Obligations and termination of the Commitments.
Section 12.10Amendment. The provisions of this Agreement and the other Loan Documents to which any Obligated Party is a party (other than the Issuer Documents) may be amended or waived only by an instrument in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and such Obligated Parties and acknowledged by the Administrative Agent; provided, however, that no such amendment or waiver shall:
(a)extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) without the written consent of such Lender;
(b)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to adjust the Default Interest Rate or to waive any obligation of the Borrowers to pay interest at such rate;
(d)change any provision of this Section 12.10 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(e)change Section 10.3 or Section 12.23 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)release any material Guaranty or all or substantially all of the Collateral (in each case, except as provided herein) without the written consent of each Lender; or
(g)increase the Borrowing Base without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. The Intercreditor Agreement may be amended as provided in Section 11.1(a).

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment(s) of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 12.11Notices.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as set forth on Schedule 12.11. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 12.11(b) shall be effective as provided in Section 12.11(b).
(b)Electronic Communications. Notices and other communications to the Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Article 2 by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto, Schedule

12.11 shall be deemed to be amended by each such change, and the Administrative Agent is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 12.11 provided by the Administrative Agent to each party hereto.
(d)Platform.
(i)Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders or the Issuing Bank by posting the Communications on the Platform.
(ii)The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the Platform.
(iii)Each Borrower and each other Obligated Party (by its, his or her execution of a Loan Document) hereby authorizes the Administrative Agent, each Lender and their respective counsel and agents to communicate and transfer documents and other information (including confidential information) concerning this transaction or any Borrower or any other Obligated Party and the business affairs of such Borrower and such other Obligated Parties via the Internet or other electronic communication without regard to the lack of security of such communications.
Section 12.12Governing Law; Venue; Service of Process.
(a)Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of Texas (without reference to applicable rules of conflicts of Laws), except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.
(b)Jurisdiction. Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement, any other Loan Document, the Intercreditor Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of Oklahoma sitting in Oklahoma County, and of the United States District Court of the Western District of Oklahoma, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Oklahoma State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the

Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Obligated Parties or their respective properties in the courts of any jurisdiction.
(c)Waiver of Venue. Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.11. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
Section 12.13Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 12.14Severability. Any provision of this Agreement or any other Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal. Furthermore, in lieu of such invalid or unenforceable provision there shall be added as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
Section 12.15Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
Section 12.16Construction. Each Borrower, the Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement, the other Loan Documents and the Intercreditor Agreement with its legal counsel and that this Agreement, the other Loan Documents and the Intercreditor Agreement shall be construed as if jointly drafted by each Borrower, the Administrative Agent, each Lender and each other Person party thereto.
Section 12.17Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.
Section 12.18WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.18.
Section 12.19Additional Interest Provision. It is expressly stipulated and agreed to be the intent of each Borrower, the Administrative Agent and each Lender at all times to comply strictly with the applicable Law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any Loan Document, and the Related Indebtedness (or applicable United States federal Law to the extent that it permits any Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable Law). If the applicable Law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between any Borrower and any Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of the Administrative Agent’s or any Lender’s exercise of the option to accelerate the maturity of any Note or the Related Indebtedness, or (c) each Borrower will have paid or the Administrative Agent or any Lender will have received by reason of any voluntary prepayment by any Borrower of any Note or the Related Indebtedness, then it is each Borrower’s, the Administrative Agent’s and Lenders’ express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by the Administrative Agent or any Lender shall be credited on the principal balance of any Note or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to such Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable Law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note or Related Indebtedness has been paid in full before the end of the stated term thereof, then each Borrower, the Administrative Agent and each Lender agree that the Administrative Agent or any Lender, as applicable, shall, with reasonable promptness after the Administrative Agent or such Lender discovers or is advised by such Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to such Borrower or credit such excess interest against such Note or any Related Indebtedness then owing by such Borrower to the Administrative Agent or such Lender. Each Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against the Administrative Agent or such Lender, such Borrower will provide written notice to the Administrative Agent or any Lender, advising the Administrative Agent or such Lender in reasonable detail of the nature and amount of the violation, and the Administrative Agent or such Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to such Borrower or crediting such excess interest against the Note to which the alleged violation relates or the Related Indebtedness then owing by such Borrower to the Administrative Agent or such Lender. All sums contracted for, charged, taken, reserved or received by the Administrative Agent or any Lender for the use, forbearance or detention of any debt evidenced by any Note or the Related Indebtedness shall, to the extent permitted by applicable Law, be amortized or spread, using the actuarial method, throughout the stated term of such Note or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Notes or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of the Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
Section 12.20USA Patriot Act Notice. The Administrative Agent and each Lender hereby notify the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower and each other Obligated Party, which information includes the name and address of each Borrower and each other Obligated Party and other information that will allow the Administrative Agent and such Lender to identify each Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, each Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls any Borrower or any Subsidiary of a Borrower is or shall be listed on the SDN List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable Laws.
Section 12.21Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and in Section 12.10.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure, if any, with respect to such Defaulting Lender in accordance with Section 2.7; fourth, as the Borrowers may request (so long as no Default exists and no Event of Default has occurred that has not been waived), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure, if any, with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.7; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists and no Event of Default has occurred that has not been waived, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by Lenders pro rata in accordance with the Commitments under the Facility without giving effect to Section 12.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.4(c) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.7.
(C)With respect to any fee payable under Section 2.4(c) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.7.
(b)Defaulting Lender Cure. If the Borrowers, the Administrative Agent, and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages (without giving effect to Section 12.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 12.22Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or other obligations hereunder, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:
(a)notify the Administrative Agent of such fact; and
(b)purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 12.23 shall not be construed to apply to: (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender); or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to any Borrower or any Affiliate thereof (as to which the provisions of this Section 12.23 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 12.23Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 12.24Confidentiality. Each of the Administrative Agent, the Issuing Bank, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any Governmental Authority, quasi-Governmental Authority or legislative committee, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, any other Loan Document or the Intercreditor Agreement, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or the Intercreditor Agreement or any suit, action or proceeding relating to this Agreement, any other Loan Document or the Intercreditor Agreement or the enforcement of rights hereunder or thereunder, (f) subject to its being under a duty of confidentiality no less restrictive than this Section 12.25, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to any Borrower and its obligations, (iii) any actual or prospective purchaser of a Lender or its holding company, (iv) any rating agency or any similar organization in connection with the rating of any Borrower or the Facility or (v) the CUSIP Service Bureau or any similar organization in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (g) with the consent of any Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.25 or (ii) becomes available to the Administrative Agent, Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower. For purposes of this Section 12.25, “Information” means all information received from any Borrower or any other Obligated Party relating to any Borrower or any other Obligated Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank, or any Lender on a nonconfidential basis prior to disclosure by any Borrower or any other Obligated Party. Any Person required to maintain the confidentiality of Information as provided in this Section 12.25 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.25Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
Section 12.26Intercreditor Agreement. In the event of a conflict between the provisions of any of the Loan Documents and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

Section 12.27Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 12.28Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.29Joint and Several Liability.
(a)Each Borrower agrees that it is jointly and severally liable to Administrative Agent and the Lenders for the payment of all Obligations arising under this Agreement and the other Loan Documents, and that such liability is independent of the obligations of any other Borrower. Each obligation, promise, covenant, representation and warranty in this Agreement or any other Loan Document shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Administrative Agent may bring an action against any Borrower, whether an action is brought against any other Borrower.
(b)Each Borrower agrees that any release which may be given by Administrative Agent or any Lender to any other Borrower or any Guarantor will not release such Borrower from its obligations under this Agreement or any other Loan Document.
(c)Each Borrower waives any right to assert against Administrative Agent or any Lender any defense, setoff, counterclaim, or claims which such Borrower may have against any other Borrower or any other party liable to Administrative Agent or any Lender for the obligations of the Borrowers under this Agreement or under any other Loan Document.
(d)Each Borrower waives any defense by reason of any other Borrower’s or any other Person’s defense, disability, or release from liability. Each of Administrative Agent and the Lenders can exercise its rights against each Borrower even if another Borrower or any other Person no longer is liable because of a statute of limitations or for other reasons.
(e)Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of any other Borrower and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require Administrative Agent or any Lender to disclose to such Borrower any information which Administrative Agent or any Lender may now or hereafter acquire concerning the financial condition of any other Borrower.
(f)Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement or any other Loan Document. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.
(g)Each Borrower agrees that the value of the consideration received and to be received by each Borrower is reasonably worth at least as much as the liability and obligation of each Borrower hereunder. The Borrowers represent and warrant to Administrative Agent and the Lenders that each Borrower will derive benefit, directly and indirectly, from (i) the collective administration and availability of credit under this Agreement and (ii) their combined ability to bargain with other Persons including without limitation their ability to receive the credit extensions under this Agreement and the other Loan Documents, which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder with the credit support of each other Borrower as contemplated by this Agreement and the other Loan Documents. The Borrowers agree that Administrative Agent and the Lenders will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.
(h)As long as the Obligations or any part thereof are outstanding or any Letter of Credit shall remain outstanding or any Lender has any Commitments hereunder, each Borrower (i) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title

11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; (ii) waives any right to enforce any remedy which Administrative Agent or any Lender now has or may hereafter have against any other Borrower; and (iii) waives any benefit of, and any right to participate in, any Collateral now or hereafter held by Administrative Agent or any Lender.
(i)Each Borrower waives any right to require Administrative Agent or any Lender to (i) proceed against any other Borrowers or any other Person, (ii) proceed against or exhaust any security, or (iii) pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Borrowers under this Agreement or which, but for this provision, might operate as a discharge of Borrowers.
(j)Each Borrower hereby irrevocably appoints the Chief Financial Officer of EPC as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Chief Financial Officer of ECP, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to the Chief Financial Officer of ECP in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.
(k)This Agreement is a primary and original obligation of each Borrower and each Borrower shall be liable for all existing and future Obligations of the other Borrowers as fully if such Obligations were directly incurred by such Borrower.
(l)Each Borrower further agrees that its obligations hereunder and under the other Loan Documents shall not be impaired in any manner whatsoever by any action or proceeding under any Debtor Relief Laws granted to any other Borrower.
(m)This Section 12.29 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.29 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Loan Document.
Section 12.30NOTICE OF FINAL AGREEMENT. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

EXECUTED to be effective as of the date first written above.

BORROWERS:

EVOLUTION PETROLEUM CORPORATION, a Nevada corporation

By:	/s/ KELLY LOYD
Name:	Kelly Loyd
Title:	Chief Executive Officer and President

EVOLUTION PETROLEUM OK, INC., a Texas corporation

By:	/s/ KELLY LOYD
Name:	Kelly Loyd
Title:	Chief Executive Officer and President

NGS TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ KELLY LOYD
Name:	Kelly Loyd
Title:	Chief Executive Officer and President

EVOLUTION ROYALTIES, INC., a Delaware corporation

By:	/s/ KELLY LOYD
Name:	Kelly Loyd
Title:	Chief Executive Officer and President

EVOLUTION PETROLEUM WEST, INC., a Delaware corporation

By:	/s/ KELLY LOYD
Name:	Kelly Loyd
Title:	Chief Executive Officer and President

Signature Page - Credit Agreement
(Evolution Petroleum Corporation, et al)

ADMINISTRATIVE AGENT:

MIDFIRST BANK

By:	/s/ CHAY KRAMER
Name:	Chay Kramer
Title:	1st Vice President

LENDERS:

MIDFIRST BANK

By:	/s/ CHAY KRAMER
Name:	Chay Kramer
Title:	1st Vice President

Prism Bank

By:	/s/ MICHAEL AHOLT
Name:	Michael Aholt
Title:	Senior Vice President

Signature Page - Credit Agreement
(Evolution Petroleum Corporation, et al)

 Schedule 2.1

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
MidFirst Bank	$169,230,770	84.615385%
Prism Bank	$30,769,230	15.384615%

TOTAL	$200,000,000	100.000000000%

Schedule 2.1, COMMITMENTS AND APPLICABLE PERCENTAGES – Page 1

 Schedule 6.5

LITIGATION AND JUDGMENTS

None.

Schedule 6.5, LITIGATION AND JUDGMENTS – Solo Page

 Schedule 6.13

SUBSIDIARIES

Entity	Jurisdiction of Incorporation	Equity Interest owned by Borrower(s)
ARKLA Petroleum, LLC	Louisiana	100% owned by NGS Sub. Corp.
EPM Chaveroo, LLC	Delaware	100% owned by Evolution Petroleum Corporation
Evolution Petroleum OK, Inc.	Texas	100% owned by Evolution Petroleum Corporation
Evolution Petroleum West, Inc.	Delaware	100% owned by Evolution Petroleum Corporation
Evolution Operating Co., Inc.	Texas	100% owned by Evolution Petroleum Corporation
Evolution Royalties, Inc.	Delaware	100% owned by Evolution Petroleum Corporation
NGS Resources, LLC	Texas	100% owned by NGS Technologies, Inc.
NGS Sub. Corp.	Delaware	100% owned by Evolution Petroleum Corporation
NGS Technologies, Inc.	Delaware	100% owned by Evolution Petroleum Corporation
Tertiaire Resources Company	Texas	100% owned by Evolution Petroleum Corporation

Schedule 6.13, SUBSIDIARIES – Solo Page

 Schedule 6.18

ENVIRONMENTAL MATTERS

None.

Schedule 6.18, ENVIRONMENTAL MATTERS– Solo Page

 Schedule 6.28

MATERIAL AGREEMENTS

None.

Schedule 6.28, MATERIAL AGREEMENTS – Solo Page

 Schedule 6.29

HEDGING AGREEMENTS AND HEDGING TRANSACTIONS

See attached.

Schedule 6.29, HEDGING AGREEMENTS AND HEDGING TRANSACTIONS – Cover Page

 Schedule 7.15

POST-CLOSING COVENANTS

Borrowers shall ensure the following actions are completed to the satisfaction of Administrative Agent in its sole and absolute discretion:

(a)Amendments to Existing Mortgages.  Not later than July 20, 2025, the Borrowers shall, and shall cause each other applicable Obligated Party to, have delivered to the Administrative Agent one or more amended and restated Mortgages or amendments to existing Mortgages securing the Existing Credit Agreement in favor of the Administrative Agent (or, if applicable, a trustee for the benefit of the Administrative Agent), for the purpose of amending such existing Mortgages to incorporate any changes thereto necessary or appropriate to reflect the terms of the Agreement, in each case, executed and delivered by a duly authorized officer of each applicable Credit Party in sufficient counterparts for the prompt recordation thereof, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)Intercreditor Agreement.  Not later than July 20, 2025, the Borrowers shall, and shall cause each other applicable Obligated Party to, have delivered to the Administrative Agent duly executed amendments to the Intercreditor Agreements if so required by the applicable Approved Swap Counterparty.

Schedule 7.15, Post-Closing Covenants – Solo Page

 Schedule 8.1

DEBT

None.

Schedule 8.1, Debt – Solo Page

 Schedule 8.2

LIENS

 None.

Schedule 8.2, Liens – Solo Page

 Schedule 8.5

EXISTING INVESTMENTS

None.

Schedule 8.5, EXISTING INVESTMENTS – Solo Page

 Schedule 12.11

ADDRESSES FOR NOTICES

Borrowers:

c/o Evolution Petroleum Corporation
1155 Dairy Ashford Rd., Suite 425
Houston, Texas 77079
Attention: Kelly Loyd

Administrative Agent and Issuing Bank:

MidFirst Bank
501 NW Grand Blvd.

Oklahoma City, OK 73118
Attention: Chay Kramer, 1st Vice President

Lenders:

MidFirst Bank
501 NW Grand Blvd.

Oklahoma City, OK 73118
Attention: Chay Kramer, 1st Vice President

Prism Bank

101 Park Avenue, 8th Floor

Oklahoma City, OK 73102

Attention: Michael Aholt

Schedule 12.11, ADDRESSES FOR NOTICES – Solo Page